UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material under §240.14a-12

JANUS HENDERSON GROUP PLC

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

March 27, 2026

Dear Fellow Shareholder:

On or about March 12, 2026, we mailed you a definitive proxy statement (the “definitive proxy statement”, and together with this proxy supplement, the “proxy statement”) relating to an extraordinary general meeting (the “special meeting”) of shareholders of Janus Henderson Group plc, a public company limited by shares incorporated in Jersey (“Janus Henderson” or the “Company”).

The time and date of the special meeting have not changed and remain April 16, 2026, at 9:00 a.m. Denver time. The special meeting can be accessed by attending in person. You may vote your shares in advance of the special meeting by internet, telephone, or mail pursuant to the instructions on the WHITE proxy card or voting instruction form provided with the definitive proxy statement.

On December 21, 2025, the Company entered into an Agreement and Plan of Merger (the “original merger agreement”) with Jupiter Company Limited (“Parent”), a private limited company incorporated in Jersey, and Jupiter Merger Sub Limited (“Merger Sub”), a private limited company incorporated in Jersey and a wholly owned subsidiary of Parent, providing for, subject to the satisfaction or waiver of specified conditions, the acquisition of the Company by Parent at a price of $49.00 per share in cash, without interest. Subject to the terms and conditions of the original merger agreement, Merger Sub will be merged with and into the Company (the “merger”), in accordance with the Companies (Jersey) Law 1991 (as amended, modified, or re-enacted from time to time, the “Companies Law”), with the Company surviving the merger as a wholly owned subsidiary of Parent. Parent was formed by funds associated with Trian Fund Management, L.P., a Delaware limited partnership (“Trian”), solely for the purpose of engaging in the transactions contemplated by the original merger agreement. Immediately prior to the effective time of the merger (the “Effective Time”), Parent will be owned by, among others, funds associated with Trian and funds associated with General Catalyst Group Management, LLC, a Delaware limited liability company (“General Catalyst”). Trian Partners AM Holdco II, Ltd., a Cayman Islands exempted company with limited liability and affiliate of Trian (the “Trian Shareholder”), owned, as of the measurement date (as defined below), approximately 20.7% of the issued and outstanding ordinary shares of Company, par value $1.50 per share (the “Shares”, and each, a “Share”).

On March 24, 2026, the Company, Parent and Merger Sub entered into that certain Amendment No. 1 to the Agreement and Plan of Merger (the “Amendment”, and the original merger agreement as amended, supplemented and otherwise modified from time to time, including, without limitation, by the Amendment, the “merger agreement”). The Amendment has the effect of, among other things, increasing the merger consideration to be paid to Janus Henderson shareholders to $52.00 per Share in cash, without interest, from $49.00 per Share in cash, without interest. The Amendment provides significant additional financial value to Janus Henderson shareholders.

At the special meeting, the Company will ask you to consider and vote on: (i) a proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger; (ii) a proposal to adjourn the special meeting to a later date or time as determined by the chair of the special meeting, if necessary, in order to solicit additional proxies (including soliciting proxies from shareholders that have previously returned properly signed proxies voting against the approval and adoption of the merger and the transactions contemplated by the merger agreement, including the merger) to approve the aforementioned proposal regarding the merger agreement (the “adjournment proposal”); and (iii) an advisory and non-binding proposal to approve certain compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger (the “non-binding compensation advisory proposal”).

Regardless of whether you plan to attend the special meeting, we encourage you to vote your shares by mail, by telephone or through the internet following the procedures outlined in the definitive proxy statement.

If the merger is approved by the Company’s shareholders and all other conditions to the closing of the merger are either satisfied or waived, at the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than Shares directly owned and held by Parent, Merger Sub (including Shares transferred by the Trian Shareholder, directly or indirectly, to Parent immediately prior to the Effective Time), the Company or any of their respective subsidiaries (other than shares held by the Company or its subsidiaries on behalf of third parties)) will be cancelled and automatically converted into the right to receive $52.00 per share in cash, without interest.

The definitive proxy statement provided you with more specific information concerning the special meeting, the merger agreement and the transactions contemplated by the merger agreement, including the merger, which is being specifically supplemented and updated by this proxy supplement. We encourage you to carefully read the definitive proxy statement and this proxy supplement. Other important information related to the Company and the transactions contemplated by the merger agreement can be found in the definitive proxy statement along with other documents referred to or incorporated by reference in the definitive proxy statement (including the original merger agreement attached as Annex A thereto along with documents referred to or incorporated by reference in the definitive proxy statement, including the related Schedule 13E-3). A copy of the Amendment is attached as Annex A to this proxy supplement. You may also obtain additional information about the Company from other documents we have filed with the U.S. Securities and Exchange Commission (the “SEC”).

On October 28, 2025, the board of directors of the Company (the “Board”) formed a special committee (the “Special Committee”), comprised solely of disinterested members of the Board who were determined by the Board to be independent of Trian and General Catalyst to among other things, explore strategic transactions outside of the ordinary course of business and review, evaluate and negotiate the merger agreement and the transactions contemplated thereby together with its own independent legal and financial advisors, and take all other actions that are, in the opinion of the Special Committee, necessary or desirable in connection with its authority. As more fully described in the definitive proxy statement (as supplemented by this proxy supplement), the Special Committee, with the assistance of its own independent financial and legal advisors and, where appropriate, the Company’s management and the Company’s outside legal advisor, evaluated and negotiated the merger agreement and the other agreements and transactions contemplated therein, including the merger and evaluated other strategic alternatives for the Company. The Special Committee ultimately unanimously (i) determined that the merger agreement and the transactions contemplated by the merger agreement (including the merger) are in the best interests of the Company and (ii) recommended that the Board (A) resolve as required by Article 127E(1) of the Companies Law in the opinion of the directors voting for the resolution, that the merger agreement and the transactions contemplated by the merger agreement (including the merger) are in the best interests of the Company; (B) approve, adopt and declare advisable the merger agreement and the transactions contemplated by the merger agreement (including the merger); (C) direct that the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement (including the merger) be submitted to a vote at a meeting of the Company’s shareholders; (D) recommend the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement (including the merger) by the Company’s shareholders pursuant to Article 127F(1) of the Companies Law; and (E) approve, adopt and declare advisable the Voting and Rollover Agreement and the limited guarantees (each, as defined in the definitive proxy statement).

The Board, other than certain directors recusing themselves in accordance with applicable law, carefully reviewed and considered the terms and conditions of the merger agreement and the transactions contemplated by the merger agreement, including the merger and also considered the unanimous recommendation of the Special Committee and such other matters as it considered necessary or appropriate. By a unanimous vote, the Board (other than those directors recusing themselves in accordance with applicable law) (i) resolved as required by Article 127E(1) of the Companies Law in the opinion of the directors voting for the resolution, that the merger agreement and the transactions contemplated thereby (including the merger) are in the best interests of the Company, (ii) approved, adopted and declared advisable the merger agreement and the transactions contemplated thereby (including the merger), (iii) directed that the approval and adoption of the merger agreement (including the merger) be submitted to a vote at a meeting of the Company’s shareholders, (iv) recommended the approval and adoption of the merger agreement (including the merger) by the Company’s shareholders pursuant to Article 127F(1) of the Companies Law and (v) approved, adopted and declared advisable the Voting and Rollover Agreement and the limited guarantees (each, as defined herein). Accordingly, based, in part, on the unanimous recommendation of the Special Committee, the members of the Board that approved the merger unanimously recommend that you vote (i) “FOR” the proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger; (ii) “FOR” the proposal to adjourn the special meeting to a later date or time as determined by the chair of the special meeting, if necessary, to solicit additional proxies to approve the proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger; and (iii) “FOR” the proposal to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger.

Your vote is important. Whether or not you plan to attend the special meeting and regardless of the number of Shares you own, your vote on the proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger, the proposal to adjourn the special meeting, and the proposal regarding certain merger-related executive compensation arrangements, is important, and we encourage you to vote promptly. The merger cannot be completed unless the merger agreement and the transactions contemplated by the merger agreement, including the merger, are approved by special resolution. This means that, for the resolution to approve and adopt the merger agreement and the transactions contemplated thereby to be passed, at least two-thirds (2/3) of the total number of votes cast at the special meeting must be cast in favor of such resolution. The proposal to adjourn the special meeting to a later date or time as determined by the chair of the special meeting, if necessary, to solicit additional proxies, is proposed as an ordinary resolution, which means that for such resolution to be passed, more than one-half (1/2) of votes cast at the special meeting must be cast in favor of such resolution. The approval, by a non-binding advisory vote, of the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger is proposed as an ordinary resolution, which means that for such resolution to be passed, more than one-half (1/2) of the votes cast must be cast in favor of such resolution.

After reading the definitive proxy statement, this proxy supplement and their respective annexes, including the original merger agreement and the Amendment, please make sure to vote your Shares promptly (1) by telephone by following the instructions on the WHITE proxy card enclosed with the definitive proxy statement; (2) through the internet by following the instructions on the WHITE proxy card enclosed with the definitive proxy statement; or (3) by completing, signing and dating the WHITE proxy card enclosed with the definitive proxy statement and returning it in the prepaid envelope provided. Instructions regarding all three methods of voting are provided on the WHITE proxy card. If you hold your Shares through an account with a bank, broker, trust or other nominee, you are considered the beneficial owner of Shares held in “street name” and should follow the instructions you receive from your bank, broker, trust or other nominee to vote your Shares. Unless you give your bank, broker, trust or other nominee instructions on how to vote your Shares, your bank, broker, trust or other nominee will not be able to vote your Shares at the special meeting. U.K. DI Holders (as defined in the definitive proxy statement) must provide voting instructions pursuant to special procedures described in the definitive proxy statement. To facilitate timely receipt of your proxy, we encourage you to vote via the internet or telephone (if such voting methods are available to you) by following the instructions on the WHITE proxy card enclosed with the definitive proxy statement promptly.

Completion of the merger is subject to the satisfaction or waiver of certain conditions set forth in the merger agreement. The proposed merger is a “going private transaction” under the rules of the Securities and Exchange Commission. If the merger is completed, Janus Henderson will become a privately held company, wholly owned by Parent, and its Shares will be delisted from the New York Stock Exchange and deregistered under the Exchange Act, as promptly as practicable following the Effective Time.

If you have any questions about the merger or how to submit your proxy, or if you need additional copies of the definitive proxy statement or this proxy supplement or the WHITE proxy card enclosed with the definitive proxy statement or voting instructions, please call our proxy solicitor:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Shareholders may call toll-free at (877) 800-5192
Banks and brokers may call collect: (212) 750-5833

Your support of and interest in Janus Henderson is sincerely appreciated.

John Cassaday
Chairman

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger and the other transactions contemplated by the merger agreement, passed upon the merits or fairness of the merger and the other transactions contemplated by the merger agreement or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

JANUS HENDERSON GROUP PLC
151 Detroit Street
Denver, CO 80206

NOTICE OF EXTRAORDINARY GENERAL MEETING

To Be Held on April 16, 2026

To the Shareholders of Janus Henderson Group plc:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting (the “special meeting”) of Janus Henderson Group plc, a public company limited by shares incorporated in Jersey (“Janus Henderson” or the “Company”), will be held at 9:00 a.m. Denver time on April 16, 2026, at 151 Detroit Street, Denver, Colorado 80206. The purpose of holding the special meeting is to consider and, if thought fit, to pass the following resolutions as ordinary and special resolutions of Janus Henderson (as the case may be, as indicated below):

SPECIAL RESOLUTION

1.	RESOLVED, THAT the Agreement and Plan of Merger, dated December 21, 2025, by and among the Company, Jupiter Company Limited, a private limited company incorporated in Jersey (“Parent”) and Jupiter Merger Sub Limited (“Merger Sub”) a private limited company incorporated in Jersey and a wholly owned subsidiary of Parent (as amended or supplemented from time to time, including, without limitation by (x) that certain Amendment No. 1 to the Agreement and Plan of Merger, dated March 24, 2026 or (y) any further amendment approved by the Board of Directors and subsequently notified to the Company’s shareholders by posting to the Company’s investor relations website before the special meeting, the “merger agreement”) and that states, among other things, the terms and means of effecting a merger of the Company and Merger Sub, with the Company surviving the merger as a wholly owned subsidiary of Parent (the “merger”) under Part 18B (Mergers) of the Companies (Jersey) Law 1991 (as amended, modified, or re-enacted from time to time, the “Companies Law”) and the transactions contemplated thereby, including the merger and, subject to completion of the merger, the resulting change in status of the Company for the purposes of the Companies Law to a “private company” and in connection therewith, the alteration of the memorandum of association of the Company and, the change of the Company’s name from “Janus Henderson Group plc” to “Janus Henderson Group Ltd.” in satisfaction of the requirements of Articles 13 and 14 of the Companies Law, be and are hereby approved and adopted for all purposes, including (without limitation) for the purposes of Article 127F(1) of the Companies Law and the directors of the Company (or a duly authorized committee thereof) be and are authorized to take all such action as they may consider necessary, or desirable for the implementation of the merger pursuant to the terms and subject to the conditions contained in the merger agreement (“Resolution 1”).

ORDINARY RESOLUTIONS

2.	RESOLVED, THAT if and to the extent that at the time of the special meeting there are insufficient votes to approve and adopt Resolution 1 (including as a result of failure to achieve a quorum), the special meeting be adjourned to a later date or time, as determined by the chair of the special meeting, in order to continue to solicit additional proxies (including to solicit proxies from shareholders that have previously returned properly signed proxies voting against Resolution 1).

3.	RESOLVED, THAT on an advisory, non-binding basis, the compensation that may be paid or become payable to the named executive officers of the Company that is based on or otherwise relates to the merger, as disclosed in this proxy supplement under the heading “Update to Special Factors — Update to Interests of Directors and Executive Officers in the Merger,” beginning on page 22 and in the definitive proxy statement under the heading “Special Factors — Interests of Directors and Executive Officers in the Merger,” beginning on page 63 of the definitive proxy statement, pursuant to Item 402(t) of Regulation S-K (which disclosures include the Golden Parachute Compensation Table required pursuant to Item 402(t) of Regulation S-K) be hereby approved.

Shareholders of record at the close of business on March 9, 2026 are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof. You may vote your shares by internet, telephone, or mail pursuant to the instructions on the WHITE proxy card or voting instruction form enclosed with the definitive proxy statement. This NOTICE OF EXTRAORDINARY GENERAL MEETING amends, restates and replaces in its entirety the NOTICE OF EXTRAORDINARY GENERAL MEETING included in the definitive proxy statement.

For more information concerning the special meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement, please review the definitive proxy statement (including the original merger agreement attached as Annex A thereto along with documents referred to or incorporated by reference in the definitive proxy statement, including the related Schedule 13E-3) and the accompanying proxy supplement, including the copy of the Amendment attached as Annex A to the proxy supplement. You may also obtain additional information about the Company from other documents filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”).

The special committee (the “Special Committee”) comprised solely of independent, disinterested directors who were determined by the Board to be independent of Trian and General Catalyst unanimously (i) determined that the merger agreement and the transactions contemplated by the merger agreement (including the merger) are in the best interests of the Company and (ii) recommended that the Board (A) resolve as required by Article 127E(1) of the Companies Law in the opinion of the directors voting for the resolution, that the merger agreement and the transactions contemplated by the merger agreement (including the merger) are in the best interests of the Company; (B) approve, adopt and declare advisable the merger agreement and the transactions contemplated by the merger agreement (including the merger); (C) direct that the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement (including the merger) be submitted to a vote at a meeting of the Company’s shareholders; (D) recommend the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement (including the merger) by the Company’s shareholders pursuant to Article 127F(1) of the Companies Law and (E) approve, adopt and declare advisable the Voting and Rollover Agreement and the limited guarantees (each, as defined in the definitive proxy statement).

The board of directors of the Company (the “Board”), other than certain directors recusing themselves in accordance with applicable law, carefully reviewed and considered the terms and conditions of the merger agreement and the transactions contemplated by the merger agreement, including the merger and also considered the unanimous recommendation of the Special Committee and such other matters as it considered necessary or appropriate. By a unanimous vote, the Board (other than those directors recusing themselves in accordance with applicable law) (i) resolved as required by Article 127E(1) of the Companies Law in the opinion of the directors voting for the resolution, that the merger agreement and the transactions contemplated thereby (including the merger) are in the best interests of the Company, (ii) approved, adopted and declared advisable the merger agreement and the transactions contemplated thereby (including the merger), (iii) directed that the approval and adoption of the merger agreement (including the merger) be submitted to a vote at a meeting of the Company’s shareholders, (iv) recommended the approval and adoption of the merger agreement (including the merger) by the Company’s shareholders pursuant to Article 127F(1) of the Companies Law and (v) approved, adopted and declared advisable the Voting and Rollover Agreement and the limited guarantees (each, as defined herein.

A member of the Company who is entitled to attend and vote at the special meeting is entitled to one or more proxies to attend, speak and vote on behalf of the member. A proxy need not also be a member.

Based in part on the unanimous recommendation of the Special Committee, the members of the Board that approved the merger unanimously recommend that at the special meeting you vote (i) “FOR” the proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger, (ii) “FOR” the proposal to adjourn the special meeting, if determined to be necessary by the chair of the special meeting, to solicit additional proxies and (iii) “FOR” the proposal to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger.

The proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger, is proposed as a special resolution, which means that for this resolution to be passed, at least two-thirds (2/3) of the total number of votes cast at the special meeting must be cast in favor of such resolution. The proposal to adjourn the special meeting, if determined to be necessary by the chair of the special meeting, to solicit additional proxies, is proposed as an ordinary resolution, which means that for this resolution to be passed, more than one-half (1/2) of votes cast at the special meeting must be cast in favor of this resolution. The approval, by a non-binding advisory vote, of the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger is proposed as an ordinary resolution, which means that for this resolution to be passed, more than one-half (1/2) of the votes cast must be cast in favor of such resolution.

Note that if at least two-thirds (2/3) of the total votes cast at the special meeting are in favor of the proposal to approve and adopt the merger agreement and the transactions contemplated thereby, including the merger, the proposal to adjourn the special meeting, if necessary to solicit additional proxies, shall not be put to the meeting as such proposal would be rendered ineffective.

To assure that your Shares are represented at the special meeting, regardless of whether you plan to attend the special meeting, please vote by telephone or through the internet by following the instructions set forth on the WHITE proxy card enclosed with the definitive proxy statement. Alternatively, you can complete, sign and mail the WHITE proxy card in the postage-paid envelope provided enclosed with the definitive proxy statement as soon as possible. Instructions regarding each of the methods of voting are provided on the WHITE proxy card enclosed with the definitive proxy statement. To facilitate timely receipt of your proxy, we encourage you to vote via the internet or telephone (if such voting methods are available to you) by following the instructions on the WHITE proxy card promptly. If you are voting by telephone or through the internet, then your voting instructions must be received by 11:59 p.m. Denver time on the day before the special meeting. Your proxy is being solicited by the Board. If you are submitting a proxy by mail you should complete, sign and date the WHITE proxy card and return it so that it is received in advance of the special meeting. WHITE proxy cards submitted by mail must be received before polls close at the special meeting for your Shares to be voted.

If you are a holder (a “U.K. DI Holder”) of Janus Henderson Group plc U.K. Depositary Interests (“U.K. DIs”), whether through CREST or the Janus Henderson Corporate Sponsored Nominee Facility (“CSN”), you need to vote by providing voting instructions to the depositary of the U.K. DIs, Computershare Investor Services PLC (the “Depositary”) in the manner further described in the proxy statement. U.K. DIs are held through two different systems, CREST or CSN. If you held a U.K. DI in either system as of 5:00 p.m. London time on March 9, 2026 (or, if the special meeting is adjourned, on such other date as is communicated to U.K. DI Holders), you are entitled to provide voting instructions in respect of the number of U.K. DIs registered in your name at that time. However, if you are a holder of U.K. DIs, you must provide your voting instructions earlier than record holders of the Company, and prior to the dates and times which are described in the proxy statement. If you are a U.K. DI Holder and you wish to attend the meeting in person and vote your shares at the meeting, you will need to follow the additional procedures described in the definitive proxy statement.

If you are a beneficial owner, please check with your broker, bank, or other nominee, as applicable, and carefully follow the voting procedures provided to you.

If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this proxy supplement or the definitive proxy statement or the WHITE proxy card or voting instructions enclosed with the definitive proxy statement, please call our proxy solicitor, Innisfree M&A Incorporated (“Innisfree”). Shareholders may call toll-free at (877) 800-5192. Banks and brokers may call collect at (212) 750-5833.

Your vote is very important. Whether or not you plan to attend the special meeting, please vote by telephone or via the internet by following the instructions set forth on the WHITE proxy card enclosed with the definitive proxy statement. You may also vote by completing, signing and dating the WHITE proxy card enclosed with the definitive proxy statement and returning it by mail in the postage-paid envelope provided. If you are a record holder and you do not return your properly executed WHITE proxy card, vote by telephone or via the internet, or if you are a beneficial owner and you do not specifically instruct your bank, broker or other nominee how to vote any Shares held for you in “street name,” your Shares will not be voted at the special meeting.

By Order of the Board of Directors,

Michelle Rosenberg
Chief Administrative Officer, General Counsel and
Company Secretary

March 27, 2026

Please Vote — Your Vote is Important

i

PROXY SUPPLEMENT

INTRODUCTION AND EXPLANATORY NOTE

Except as described in this proxy supplement, the information provided in the definitive proxy statement dated March 11, 2026 (the “definitive proxy statement”, and together with this proxy supplement, the “proxy statement”) previously mailed to shareholders of Janus Henderson Group plc (“Janus Henderson”, the “Company”, “we”, “us” and “our”) on or about March 12, 2026, continues to apply. This proxy supplement, the annexes to this proxy supplement and the documents referred to in this proxy supplement should be read in conjunction with the definitive proxy statement, the annexes to the definitive proxy statement and the documents referred to in the definitive proxy statement, each of which should be read in its entirety. To the extent that information in this proxy supplement differs from, updates or conflicts with information contained in the definitive proxy statement, the information in this proxy supplement is more current and supersedes the information in the definitive proxy statement. If you need another copy of the definitive proxy statement, please contact our proxy solicitor, Innisfree M&A Incorporated (“Innisfree”), in writing at 501 Madison Avenue, 20th Floor, New York, New York 10022, by toll-free telephone at (877) 800-5192 or collect telephone (for banks and brokers) at (212) 750-5833. The definitive proxy statement may also be found on the Internet at www.sec.gov.

This proxy supplement is being distributed to Janus Henderson shareholders who are entitled to vote at the extraordinary general meeting (including any adjournments or postponements thereof, (the “special meeting”) being held to consider, among other things, a proposal to approve and adopt the Agreement and Plan of Merger, dated December 21, 2025 (the “original merger agreement”), by and among the Company, Jupiter Company Limited (“Parent”), a private limited company incorporated in Jersey, and Jupiter Merger Sub Limited (“Merger Sub”), a private limited company incorporated in Jersey and a wholly owned subsidiary of Parent, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of March 24, 2026 (the “Amendment”, and the original merger agreement as amended, supplemented and otherwise modified from time to time, including, without limitation, by the Amendment, the “merger agreement”), by and among the Company, Parent and Merger Sub, and the transactions contemplated by the merger agreement, including the merger. Only shareholders of record at the close of business on March 9, 2026 are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof.

We urge you to read carefully this proxy supplement together with the definitive proxy statement.

ii

UPDATE TO SUMMARY TERM SHEET

The following information supplements and, where applicable, replaces the corresponding information under the heading “Summary Term Sheet” of the definitive proxy statement.

Amendment to Merger Agreement

The original merger agreement was amended by that certain Amendment No. 1 to Agreement and Plan of Merger (the “Amendment”) to, among other things, increase the consideration to be paid by Parent for each ordinary share of Janus Henderson, par value $1.50 per share (the “Shares”, and each, a “Share”), issued and outstanding immediately prior to the effective time of the merger (the “Effective Time”) (other than Shares directly owned and held by Parent, Merger Sub (including Shares transferred by the Trian Shareholder, directly or indirectly, to Parent immediately prior to the Effective Time)) from $49.00 in cash per Share, without interest, to $52.00 in cash per Share, without interest.

The Amendment also increases the termination fee to be paid by the Company in connection with the termination of the merger agreement under specified circumstances, from (i) $297,130,000 to $394,000,000 if the Expense Reimbursement has not been paid or become payable or (ii) $222,850,000 to $275,800,000 if the Expense Reimbursement has been paid or becomes payable. The Expense Reimbursement, payable if either Parent or Janus Henderson terminates the merger agreement because of the failure to obtain the Required Company Vote (as defined in the definitive proxy statement), was modified from a reimbursement of certain fees and expenses actually incurred by or on Parent’s behalf, not to exceed $111,420,000, to a fixed payment of $118,200,000.

Please see the section entitled “Summary of Amendment to the Merger Agreement”, beginning on page 32 of this proxy supplement, for additional information about the terms of the Amendment.

Opinion of Goldman Sachs & Co. LLC (page 14 and Annex B)

Goldman Sachs & Co. LLC (“Goldman Sachs”) delivered its opinion to the Special Committee that, as of March 24, 2026 and based upon and subject to the factors and assumptions set forth therein, the $52.00 in cash per Share to be paid to the holders (other than Parent, the Trian Shareholder and their respective affiliates) of Shares pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated March 24, 2026, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this proxy supplement as Annex B. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Special Committee and, with respect to the opinion, the Board, in connection with their consideration of the merger. Goldman Sachs’ opinion is not a recommendation as to how any holder of Shares should vote with respect to the merger or any other matter. The engagement letter among the Special Committee, the Company and Goldman Sachs provides for a transaction fee that is estimated, based on the information available as of the date of announcement, at approximately $62 million, all of which is contingent upon consummation of the merger. The final value of such transaction fee will be based on the aggregate consideration paid in the merger, including in respect of the equity securities, indebtedness for borrowed money, noncontrolling interests and cash and cash equivalents of the Company, as set forth on the most recent consolidated balance sheet of the Company prior to the consummation of the merger.

Reasons of the Buyers for the Merger; Position of the Buyer Filing Parties as to the Fairness of the Merger (page 21)

Under the SEC rules governing “going-private” transactions, each of Jupiter Company Limited, a company incorporated in Jersey; Jupiter Merger Sub Limited, a company incorporated in Jersey; Jupiter Topco LLC, a Jersey limited liability company; Jupiter Acquisition Limited, a company incorporated in Jersey; Trian Fund Management, L.P., a Delaware limited partnership; Trian Fund Management GP, LLC, a Delaware limited liability company; the Trian Shareholder; Nelson Peltz; and Peter W. May (collectively, the “Buyer Filing Parties”) is an affiliate of the Company for purposes of the merger, and, therefore, the Buyer Filing Parties are required to express to the Company’s unaffiliated security holders their reasons for the Merger, as well as their beliefs as to the fairness of the merger to the Company’s unaffiliated security holders.

Based on, among other things, the knowledge of and the analysis by the Buyer Filing Parties and the factors considered by, and the analysis and resulting conclusions of, the Special Committee and the Board discussed in the section entitled “Special Factors — Reasons for Recommending the Approval and Adoption of the Merger Agreement and the Transactions Contemplated by the Merger Agreement, Including the Merger” and “Update to Special Factors — Update to Reasons for the Merger; Recommendation of the Special Committee and the Company’s Board of Directors” the Buyer Filing Parties believe that the merger is fair to the unaffiliated security holders. The views of the Buyer Filing Parties as to the fairness of the merger are not intended as, and do not constitute, a recommendation as to how the Company’s shareholders should vote their Shares relating to the merger.

For a description of the Buyer Filing Parties’ purposes and reasons for the merger, and their beliefs as to the fairness of the merger to the unaffiliated security holders, see “Update to Special Factors — Update Reasons of the Buyers for the Merger” and “Update to Special Factors — Update to Position of the Buyer Filing Parties as to the Fairness of the Merger.”

Intent of Janus Henderson’s Directors and Executive Officers to Vote in Favor of the Merger (page 28)

Janus Henderson’s directors and executive officers have informed Janus Henderson that, as of the date of this proxy supplement, they intend to vote all of their Shares in favor of the proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger, the adjournment proposal and the non-binding compensation advisory proposal. As of March 6, 2026 (the “measurement date”) Janus Henderson’s directors and executive officers beneficially owned, in the aggregate, approximately 0.3% of the voting power of the Shares outstanding (such figure excludes the approximately 20.7% beneficially owned by the Trian Shareholder). For more information, see the sections of this proxy supplement captioned “Update to Special Factors — Intent of Janus Henderson’s Directors and Executive Officers to Vote in Favor of the Merger” and “Update to Important Information Regarding Janus Henderson.”

Financing (see page 30)

On March 24, 2026, Parent entered into amendments to (a) that certain debt commitment letter, as supplemented by that certain letter agreement and fee letter, dated as of January 21, 2026, from the lender parties thereto (each, a “lender” and collectively, the “lenders”), pursuant to which the lenders have committed, subject to the terms and conditions thereof, to provide debt financing in the aggregate amount of $3,900,000,000 (the “debt commitment letter”); and (b) that certain equity commitment letter (i) by and among the Trian Equity Investors (as defined in the merger agreement) and Parent, and (ii) by and between GC Jupiter Investors, LP and Parent, pursuant to which such investors have agreed, subject to the terms and conditions thereof, to increase their commitment amounts to $661,600,000 and $1,075,000,000, respectively (collectively, the “equity commitment letters”, and together with the preferred equity commitment letter and the debt commitment letter, the “commitment letters”). The preferred equity commitment letter, dated as of December 21, 2025, with Massachusetts Mutual Life Insurance Company and the equity commitment letter, dated as of December 21, 2025, with Qatar Holding LLC remain in full force and effect and were not amended. Parent has delivered to Janus Henderson all such fully executed commitment letters and any fee letters related thereto. The equity and debt financing described above is in addition to the Shares the Trian Shareholder will contribute, through a series of transactions contemplated by the Voting and Rollover Agreement, to Parent in exchange for equity interests in an indirect parent company of Parent.

Termination Fees (see page 32)

Upon termination of the merger agreement under specified circumstances, Janus Henderson will be required to pay Parent a termination fee of either $394,000,000 or $275,800,000. The lesser termination fee will be payable if the Expense Reimbursement (as defined below) is paid or becomes payable by Janus Henderson to Parent due to the failure of Janus Henderson to obtain the Required Company Vote (as defined in the definitive proxy statement). This Expense Reimbursement will become payable if either Parent or Janus Henderson terminates the merger agreement because of the failure to obtain the Required Company Vote and will be fixed at $118,200,000. The merger agreement also provides that Parent may be required to pay Janus Henderson a reverse termination fee of $222,850,000 if the merger agreement is terminated under specified circumstances. For additional information, see the section entitled “Summary of Amendment to the Merger Agreement” beginning on page 32 of this proxy supplement.

Litigation Relating to the Merger (see page 30)

As of the date of this proxy supplement, Janus Henderson has received demand letters from purported shareholders, and complaints have been filed in the New York Supreme Court by purported shareholders against Janus Henderson, alleging deficiencies and/or omissions in the definitive proxy statement that Janus Henderson filed on March 11, 2026. See Stevens v. Janus Henderson Group plc, et al., No. 651679-2026; Malone v. Janus Henderson Group plc, et al., No. 651771-2026. The complaints seek an injunction of the transaction, declaratory relief, actual and punitive damages, attorneys’ fees and expenses, expert fees and other expenses, and other relief the Court may find just and proper. Janus Henderson believes that the allegations in these demand letters and complaints are without merit.

Potential plaintiffs may file additional lawsuits or send additional demand letters in connection with the merger. The outcome of any future litigation is uncertain. Such litigation, if not resolved, could prevent or delay consummation of the merger and result in substantial costs to Janus Henderson including any costs associated with the indemnification of directors and officers. One of the conditions to the consummation of the merger is that no legal restraints preventing or prohibiting the consummation of the merger shall be in effect at the time of Closing. Therefore, if a plaintiff were successful in obtaining an injunction prohibiting the consummation of the merger on the agreed-upon terms, then such injunction may prevent the merger from being consummated, or from being consummated within the expected time frame.

UPDATE TO QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to briefly address some commonly asked questions regarding the special meeting of shareholders and the merger. These questions and answers do not address all questions that may be important to you as a Janus Henderson shareholder. Please refer to the more detailed information contained elsewhere in this proxy supplement and the definitive proxy statement as well as the additional documents to which each of them refers or which each of them incorporates by reference, including their Annexes. The following information supplements and, where applicable, replaces the corresponding questions and answers under the heading “QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER” beginning on page 15 of the definitive proxy statement.

Q:	Why am I receiving this supplement to the definitive proxy dated March 11, 2026?

A:	We are sending you this proxy supplement to the definitive proxy statement because, on March 24, 2026, the Company, Parent and Merger Sub entered into the Amendment, which amended the original merger agreement. This proxy supplement provides information about the changes to the proposed transaction as a result of the Amendment, including changes to the merger agreement, and updates the definitive proxy statement which was previously mailed to you on or about March 12, 2026 and filed with the SEC on March 11, 2026.

Q:	What are the Company’s reasons for amending the Merger Agreement?

A:	Please see the section entitled “Update to Background of the Merger”, beginning on page 8 of this proxy supplement for a discussion on the background and events leading to the Board reaching the decision to approve the Amendment.

Please see the sections entitled “Update to Special Factors – Update to Reasons for the Merger; Recommendation of the Special Committee and the Company’s Board of Directors ” beginning on page 11 of this proxy supplement, and “Special Factors – Reasons for the Merger; Recommendation of the Special Committee and the Company’s Board of Directors ”, beginning on page 38 of the definitive proxy statement, for discussions of the reasons the Board reached the decision to approve the Amendment and the original merger agreement, respectively.

Q:	What are the significant amendments to the original merger agreement?

A:	The original merger agreement was amended to, among other things, increase the cash consideration to be paid by Parent for each Share issued and outstanding immediately prior to the Effective Time (except for shares held by Parent and as otherwise provided in the merger agreement) from $49.00 to $52.00 per Share in cash, without interest.

The Amendment also increases the Company Termination Fee in connection with the termination of the merger agreement under specified circumstances, from (i) $297,130,000 to $394,000,000 if the Expense Reimbursement has not been paid or become payable or (ii) $222,850,000 to $275,800,000 if the Expense Reimbursement has been paid or becomes payable. The Expense Reimbursement , payable if either Parent or Janus Henderson terminates the merger agreement because of the failure to obtain the Required Company Vote (as defined in the definitive proxy statement),was modified from a reimbursement of certain fees and expenses actually incurred by or on Parent’s behalf, not to exceed $111,420,000, to a fixed payment of $118,200,000.

Please see the section entitled “Summary of Amendment to the Merger Agreement”, beginning on page 32 of this proxy supplement, for additional information about the terms of the Amendment.

Q:	As a shareholder, what will I receive in the merger?

A:	If the merger is completed, you will be entitled to receive $52.00, in cash, without interest, for each Share you own as of immediately prior to the Effective Time. For further information, see the section entitled “Summary of Amendment to the Merger Agreement” beginning on page 32 of this proxy supplement and the Amendment itself attached as Annex A to this proxy supplement.

Q:	How does the per-share merger consideration compare to the market price of the Shares prior to the public announcement of the merger agreement?

A:	The per-share merger consideration of $52.00 per Share represents a premium of approximately 13% over the closing price of the Shares on December 19, 2025 (the last full trading day before the execution of the original merger agreement and the public announcement of the merger) and a premium of approximately 25% over the unaffected closing price of the Shares on October 24, 2025, the last full trading day before media reports that Janus Henderson was exploring a potential transaction.

Q:	How does the Board recommend that I vote on the proposals?

A:	After careful consideration, based, in part, on the unanimous recommendation of the Special Committee, the members of the Board that approved the merger unanimously resolved as required by Article 127E(1) of the Companies (Jersey) Law 1991 (as amended, modified or re-enacted from time to time, the “Companies Law”) in the opinion of the directors voting for the resolution, that the merger agreement and the transactions contemplated thereby (including the merger) are in the best interests of the Company and its shareholders and unanimously recommend that you vote “FOR” the proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger, “FOR” the proposal to adjourn the special meeting to a later date or time if necessary and “FOR” the non-binding compensation advisory proposal.

For a discussion of the factors that the Special Committee and the Board considered in determining to recommend the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger, please see the section entitled “Update to Special Factors — Update to Reasons for Recommending the Approval and Adoption of the Merger Agreement and the Transactions Contemplated by the Merger Agreement, Including the Merger,” beginning on page 11 of this proxy supplement.

In addition, in considering the recommendation of the Board with respect to the merger and the other transactions contemplated by the merger agreement, you should be aware that some of our directors and executive officers have interests that are different from, or in addition to, the interests of Janus Henderson’s shareholders generally. See the section entitled “Update to Special Factors — Update to Interests of Directors and Executive Officers in the Merger,” beginning on page 22 of this proxy supplement and “Special Factors – Reasons for the Merger; Recommendation of the Special Committee and the Company’s Board of Directors ”, beginning on page 38 of the definitive proxy statement.

Q:	Do I need to attend the special meeting?

A:	No. It is not necessary for you to attend the special meeting in order to vote your Shares. You may vote by telephone, through the internet or by mail in advance of the special meeting, as described in more detail below.

Q:	How will Janus Henderson’s directors and executive officers and certain other shareholders vote on the merger proposal?

A:	Janus Henderson’s directors and executive officers have informed Janus Henderson that, as of the date of this proxy supplement, they intend to vote all of their Shares in favor of the proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger, the adjournment proposal and the non-binding compensation advisory proposal. As of March 6, 2026 (the “measurement date”), Janus Henderson’s directors and executive officers beneficially owned, in the aggregate, approximately 0.3% of the voting power of the Shares outstanding (such figure excludes the approximately 20.7% beneficially owned by the Trian Shareholder). For more information, see the section of this proxy supplement captioned “Update to Special Factors — Update to Intent of Janus Henderson’s Directors and Executive Officers to Vote in Favor of the Merger.”

The Trian Shareholder, who beneficially owned approximately 20.7% of the Shares outstanding as of the measurement date, entered into the Voting and Rollover Agreement, pursuant to which the Trian Shareholder agreed to vote all of its Shares in favor of the proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger, as well as the adjournment proposal, subject to the terms and conditions contained in the Voting and Rollover Agreement. The proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger, requires approval by special resolution. This means that, for such resolution to be passed, at least two-thirds (2/3) of the total number of votes cast at the special meeting must be cast in favor of such resolution. The votes cast by the Trian Shareholder at the special meeting will count towards the requirement for the merger proposal to be approved by at least two-thirds (2/3) of the total number of votes cast at the special meeting. For more information, see the sections of the definitive proxy statement entitled “Special Factors — Intent of Certain Shareholders to Vote in Favor of the Merger” and “Voting and Rollover Agreement,” as well as the full text of the Voting and Rollover Agreement, attached as Annex B to the definitive proxy statement, which is incorporated by reference in the definitive proxy statement in its entirety.

Q:	Do any of Janus Henderson’s directors or officers have interests in the merger that may differ from those of Janus Henderson’s shareholders generally?

A:	Yes. In considering the recommendations of the Special Committee and the Board with respect to the merger, you should be aware that, aside from their interests as holders of Shares and equity awards, some of Janus Henderson’s directors and executive officers have interests in the merger that are different from, or in addition to, your interests as a shareholder. The Special Committee and the Board were aware of and considered these interests to the extent that they existed at the time, among other matters. For more information, see the section of this proxy supplement entitled “Update to Special Factors — Update to Interests of Directors and Executive Officers in the Merger,” beginning on page 26 of this proxy supplement.

Q:	How do I vote if I am a shareholder of record?

A:	You may vote by:

•	submitting your proxy by calling the telephone number printed on your WHITE proxy card enclosed with the definitive proxy statement;

•	submitting your proxy through the internet by following the instructions on your WHITE proxy card enclosed with the definitive proxy statement;

•	submitting your proxy by completing, signing and dating each WHITE proxy card you receive and returning it by mail in the prepaid envelope enclosed with the definitive proxy statement; or

•	casting your vote in person at the special meeting. The special meeting starts at 9:00 a.m. Denver time.

To facilitate timely receipt of your proxy, we encourage you to vote via the internet or telephone following the instructions on the WHITE proxy card enclosed with the definitive proxy statement promptly. If you are submitting your proxy by telephone or through the internet, your voting instructions must be received by 11:59 p.m., Denver time, on the day before the special meeting.

Submitting your proxy by mail, by telephone or through the internet will not prevent you from casting your vote in person at the special meeting. You are encouraged to submit a proxy by mail, by telephone or through the internet even if you plan to attend the special meeting to ensure that your Shares are represented at the special meeting.

If you return a validly executed WHITE proxy card, but do not mark the boxes showing how you wish to vote, your Shares will be voted “FOR” the proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger, “FOR” the approval of the proposal to adjourn the special meeting if necessary and “FOR” the approval of the non-binding compensation advisory proposal.

Q:	What if I already voted using the proxy you sent me earlier?

A:	First, carefully read and consider the information contained in this proxy supplement (including the annexes) and the definitive proxy statement. If you have already delivered a properly executed proxy, you do not need to do anything unless you wish to change your vote.

Q:	May I exercise dissenters’ rights or rights of appraisal in connection with the merger?

A:	You are not entitled to dissenting shareholders’ appraisal rights or other similar rights in connection with the merger or any of the transactions contemplated by the merger agreement.

Pursuant to Article 127FB of the Companies Law, following the approval by the Company shareholders of the merger at the special meeting, any Company shareholder has the right to apply to the Royal Court of Jersey on the grounds that the merger would unfairly prejudice their interests. An application to the Royal Court of Jersey objecting to the merger may not be made (i) more than twenty-one (21) days after the merger has been approved by the Company shareholders at the special meeting or (ii) by a Company shareholder if such shareholder voted in favor of the merger. The Companies Law does not preclude a member who fails to vote their Shares on the merger proposal from making such an application. In view of this, dissenters and abstainers may bring such an application to court.

On an application to the Royal Court of Jersey in objection of the merger, the court may, if satisfied that such application is well-founded, make an order as it thinks fit for giving relief in respect of the matters complained of, subject to certain rights of the Company and Merger Sub to terminate the merger. Such order will typically be tailored to the relief sought by the applicant but may include a restraint on the merger, impose conditions on the merger or provide for the purchase of the Shares of the applicant Janus Henderson shareholder, including by Janus Henderson itself.

If you are a “street name” holder of Shares (i.e., you beneficially own Shares for which your bank, broker, trust or other nominee is the registered holder), you are not a Company shareholder / holder of record within the meaning of the Companies Law. In order to make an application to the Royal Court of Jersey in objection of the merger pursuant to Article 127FB of the Companies Law it would be necessary for you to cause your Shares to be transferred directly to you. You should contact your bank, broker, trust or nominee through which you hold Shares in “street name” who should be able to advise you on process.

Q:	Who can help answer my questions?

A:	For additional questions about the merger, assistance in submitting proxies or voting Shares, or additional copies of the proxy statement or the WHITE proxy card enclosed with the definitive proxy statement, please contact our proxy solicitor:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Shareholders may call toll-free at (877) 800-5192
Banks and brokers may call collect: (212) 750-5833

If your Shares are held for you by a bank, broker, trust or other nominee, you should also call your bank, broker, trust or other nominee for additional information.

UPDATE TO SPECIAL FACTORS

The following information supplements and, where applicable, replaces the corresponding information under the heading “Special Factors” of the definitive proxy statement.

Update to Background of the Merger

The section entitled “Special Factors – Background of the Merger” beginning on page 25 of the definitive proxy statement describes the background of the merger to March 11, 2026. This section describes the process undertaken on and after March 11, 2026 through March 26, 2026.

On March 11 and 13, 2026, the Special Committee met, with representatives of Goldman Sachs and Wachtell Lipton present, to review next steps in the transaction process, including the scheduled special meeting of Janus Henderson shareholders to be held on April 16, 2026 and planned engagement with some of the Company’s largest shareholders.

On March 17, 2026, the Company received an unsolicited letter from Victory Capital (the “March 17 Victory Capital Proposal”), which Victory Capital included in a press release made that morning and in which Victory Capital made a non-binding proposal to acquire all of the outstanding Shares of the Company for $40 per Share in cash and 0.250 of a share of the common stock of Victory Capital for each Share of the Company. The March 17 Victory Capital Proposal, like the February 26 Victory Capital Proposal, included closing conditions tied to the receipt of Victory Capital stockholder approval and the receipt of consents from clients representing at least 75% of the Company’s Revenue Run-Rate (as defined in the definitive proxy statement). Later on March 17, 2026, the Company publicly confirmed the Special Committee’s receipt of the March 17 Victory Capital Proposal and that, consistent with its fiduciary duties and in consultation with its independent financial and legal advisors, the Special Committee would evaluate the unsolicited, non-binding proposal, taking into account all terms and conditions, in accordance with the merger agreement.

Between the submission of the March 17 Victory Capital Proposal and the execution of the Amendment, key clients and investment professionals met with or communicated to the Special Committee regarding a potential transaction involving the Company and Victory Capital. Several key clients and a large number of the Company’s investment professionals expressed reservations about such a transaction.

On March 18, 2026, the Special Committee met, with representatives of Goldman Sachs and Wachtell Lipton present, to discuss the March 17 Victory Capital Proposal. At the meeting, the directors discussed the financial and other terms of the March 17 Victory Capital Proposal, including a comparison of those terms to the February 26 Victory Capital Proposal and the terms contemplated by the original merger agreement. The Special Committee then discussed with representatives of Wachtell Lipton and Goldman Sachs the possibility of obtaining a second temporary waiver (the “Second Waiver”) under the merger agreement to allow the Special Committee to engage in discussions with Victory Capital to clarify and diligence the terms of the March 17 Victory Capital Proposal, and the Special Committee instructed representatives of Wachtell Lipton to contact representatives of Trian and General Catalyst to discuss the Second Waiver. The members of the Special Committee then discussed the additional information that would be useful for the Special Committee to understand about the March 17 Victory Capital Proposal, including Victory Capital’s specific plans for retaining key clients and employees in light of the concerns raised to the Special Committee.

Later on March 18, 2026, representatives of Wachtell Lipton sent a draft of the Second Waiver to representatives of Debevoise, which provided for the expiration of the Second Waiver at 11:59 p.m. Eastern Time on March 23, 2026.

On March 19, 2026, following execution of the Second Waiver, Mr. Cassaday, on behalf of the Special Committee, sent an email to the chairman and chief executive officer of Victory Capital, requesting a meeting with members of management of Victory Capital to discuss the March 17 Victory Capital Proposal. Mr. Cassaday also noted that the Special Committee’s legal and financial advisors would be coordinating separate discussions with Victory Capital’s legal and financial advisors.

On March 20, 2026, members of the Special Committee met with representatives of Victory Capital to clarify and diligence the March 17 Victory Capital Proposal, in accordance with the Second Waiver. Later that day, representatives of Goldman Sachs and Wachtell Lipton held calls with representatives of PJT Partners, Inc. (“PJT”) and Willkie Farr & Gallagher (“Willkie”), Victory Capital’s financial and legal advisor, respectively, to further discuss the March 17 Victory Capital Proposal and the draft merger agreement that had been included with the March 17 Victory Capital Proposal.

Later on March 20, 2026, the Special Committee met, with representatives of Goldman Sachs and Wachtell Lipton present, to discuss the meetings between the Special Committee and its advisors with representatives of Victory Capital, including PJT and Willkie, regarding the March 17 Victory Capital Proposal. The Special Committee also discussed the feedback it had continued to receive from key Company clients and investment professionals regarding a transaction involving the Company and Victory Capital, and the Special Committee’s concerns, in light of that feedback, regarding the risk that the conditions to closing the transaction contemplated by the March 17 Victory Capital Proposal would not be satisfied.

On March 21, 2026, representatives of Goldman Sachs held an additional discussion with representatives of PJT to understand Victory Capital’s proposed financing plans.

Also on March 21, 2026, representatives of Trian contacted representatives of Wachtell Lipton to propose discussions regarding a potential amendment to the original merger agreement, including a potential increase to the merger consideration proposed to be paid to Company shareholders in the merger and certain deal protection terms that Trian and General Catalyst would require in connection with any such increase, including, among other terms, an increase in the termination fee to 6% of the transaction equity value and a separate termination fee payable in the event the Company’s shareholders failed to approve the merger agreement, as well as certain changes to the provisions in the merger agreement governing competing acquisition proposals.

On March 22, 2026, representatives of Wachtell Lipton held an additional discussion with representatives of Willkie to clarify certain of the proposed terms in the draft merger agreement that Victory Capital had included with the March 17 Victory Capital Proposal. Also on March 22, 2026, representatives of Trian and General Catalyst had another discussion with representatives of Wachtell Lipton to discuss a potential amendment to the original merger agreement, during which representatives of Wachtell Lipton indicated that the Special Committee would review any amended terms proposed in connection with an increase to the merger consideration, but would not agree to modify the provisions in the merger agreement governing competing acquisition proposals, and further indicated that it would reject a 6% termination fee.

Later on March 22, 2026, the Special Committee held a meeting, with representatives of Goldman Sachs and Wachtell Lipton present, to review and discuss the engagement of representatives of Wachtell Lipton with representatives of Trian and General Catalyst regarding a potential amendment to the original merger agreement.

On March 23, 2026, Victory Capital issued a press release articulating its perspective on the March 17 Victory Capital Proposal.

Also on March 23, 2026, representatives of Trian and General Catalyst informed representatives of Goldman Sachs and Wachtell Lipton that Trian and General Catalyst were willing to amend the terms of the original merger agreement to (i) increase the cash consideration to be paid for Shares of the Company from $49.00 to $50.00 per Share in cash and (ii) grant the right for the Company to pay a $1.00 per share dividend in each quarter between July 1, 2026 and closing if the closing is delayed due to the failure to obtain required regulatory approvals, but subject to an increase in the Company Termination Fee to 5.5% of the transaction equity value if the Expense Reimbursement has not been paid or become payable and a new termination fee equal to 1.5% of the transaction equity value payable if either Parent or Janus Henderson terminates the merger agreement because of the failure to obtain the Required Company Vote (as defined in the definitive proxy statement), which would be payable in addition to the Expense Reimbursement.

Thereafter, on March 23, 2026, representatives of Goldman Sachs and Wachtell Lipton responded to representatives of Trian and General Catalyst that at $50.00 per Share the Special Committee would accept a Company Termination Fee of 4.5% of transaction equity value and would not accept a new termination fee payable if either Parent or Janus Henderson terminates the merger agreement because of the failure to obtain the Required Company Vote (as defined in the definitive proxy statement). They also pushed representatives of Trian and General Catalyst to further increase the proposed per Share price from $50.00 to $52.00 per Share, and indicated that at $52.00 per Share the Special Committee would be willing to agree to increase the Company Termination Fee to 5.0% of transaction equity value.

Over the course of the afternoon on March 23, 2026, Mr. Cassaday, along with representatives of Goldman Sachs and Wachtell Lipton, continued to engage with representatives of Trian and General Catalyst to negotiate the terms of a potential amendment to the original merger agreement. Following these discussions, Trian and General Catalyst informed representatives of Goldman Sachs and Wachtell Lipton that Trian and General Catalyst were willing to amend the terms of the original merger agreement to (i) increase the cash consideration to be paid for Shares of the Company from $49.00 to $52.00 per Share in cash and (ii) grant the right for the Company to pay a $1.00 per share dividend in each quarter between July 1, 2026 and closing if the closing is delayed due to the failure to obtain required regulatory approvals, subject to an increase in the Company Termination Fee in connection with the termination of the merger agreement under specified circumstances, from (a) $297,130,000 to $394,000,000 (equivalent to approximately 5.0% of the transaction equity value) if the Expense Reimbursement has not been paid or become payable or (b) $222,850,000 to $275,800,000 (equivalent to approximately 3.5% of the transaction equity value) if the Expense Reimbursement has been paid or becomes payable, and a corresponding modification to the Expense Reimbursement in the event of a termination following a failure to obtain the Required Company Vote (as defined in the definitive proxy statement), from a reimbursement of certain fees and expenses not to exceed a cap of $111,420,000, to a fixed expense reimbursement payment of $118,200,000 (equivalent to approximately 1.5% of the transaction equity value) (the “March 23 Trian and General Catalyst Proposal”). The representatives of Trian and General Catalyst stated that the March 23 Trian and General Catalyst Proposal represented Trian and General Catalyst’s best and final offer.

Later in the afternoon of March 23, 2026, the Special Committee held a meeting with representatives of Goldman Sachs and Wachtell Lipton present. The members of the Special Committee discussed their concerns regarding the March 17 Victory Capital Proposal and the significant consummation risks, including based on feedback from key Company clients and investment professionals as well as the engagement by the Special Committee and its representatives with Victory Capital and its advisors over the course of six meetings since the February 26 Victory Capital Proposal and the failure of Victory Capital and its advisors to address the risks and issues identified by the Special Committee and its advisors. The Special Committee then discussed the March 23 Trian and General Catalyst Proposal. Representatives of Wachtell Lipton summarized and reviewed with the Special Committee the proposed revisions to the original merger agreement, including the course of negotiations regarding the March 23 Trian and General Catalyst Proposal, and reviewed with the Special Committee the fiduciary duties of the directors, with the assistance and advice of Walkers. Representatives of Goldman Sachs also provided an updated customary relationship disclosure letter to the Special Committee. Representatives of Goldman Sachs then reviewed with the Special Committee Goldman Sachs’ financial analysis of the Company and the merger consideration proposed to be paid in the transaction, and rendered to the Special Committee Goldman Sachs’ oral opinion, which was subsequently confirmed by delivery of a written opinion dated March 24, 2026, which is attached to this proxy supplement as Annex B, that, based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with such opinion, as of such date, the $52.00 in cash per Share to be paid to the holders (other than Parent, the Trian Shareholder and their respective affiliates) of Shares of the Company pursuant to the merger agreement was fair from a financial point of view to such holders. Following the presentations and these discussions, and after careful review and discussion by the Special Committee, including consideration of the factors described under “— Recommendation of the Special Committee,” the Special Committee determined that (a) the Amendment, the merger agreement (as amended by the Amendment) and the transactions contemplated by the merger agreement (including the merger) were in the best interests of the Company, and (b) the March 17 Victory Capital Proposal and the transactions contemplated thereby were not in the best interests of the Company and its shareholders, and unanimously recommended that the Board (i) resolve as required by Article 127E(1) of the Companies Law in the opinion of the directors voting for the resolution, that the Amendment, the merger agreement (as amended by the Amendment) and the transactions contemplated thereby (including the merger) are in the best interests of the Company and its shareholders, (ii) approve, adopt and declare advisable the Amendment, the merger agreement (as amended by the Amendment) and the transactions contemplated thereby (including the merger), (iii) direct that the approval and adoption of the merger agreement (as amended by the Amendment) (including the merger) be submitted to a vote at a meeting of the Company’s shareholders, (iv) recommend the approval and adoption of the merger agreement (as amended by the Amendment) (including the merger) by the Company’s shareholders pursuant to Article 127F(1) of the Companies Law, (v) resolve that the March 17 Victory Capital Proposal and the transactions contemplated thereby are not in the best interests of the Company and its shareholders, (vi) determine that the March 17 Victory Capital Proposal does not constitute, and would not reasonably be expected to result in, a Company Superior Proposal and (vii) reaffirm its recommendation for the approval and adoption of the merger agreement (as amended by the Amendment) (including the merger) by the Company’s shareholders pursuant to Article 127F(1) of the Companies Law.

Following the Special Committee meeting on March 23, 2026, the Board held a meeting, with members of Company management, and representatives of Skadden, Wachtell Lipton, and Goldman Sachs present, to discuss and deliberate on the March 17 Victory Capital Proposal and the March 23 Trian and General Catalyst Proposal. The Trian Directors recused themselves from the entirety of the Board meeting. The members of the Special Committee reviewed with the other members of the Board their concerns regarding the March 17 Victory Capital Proposal and the significant consummation risks, including based on feedback from key Company clients and investment professionals as well as the engagement by the Special Committee and its advisors with Victory Capital and its advisors over the course of six meetings since the February 26 Victory Capital Proposal. Representatives of Wachtell Lipton then discussed the proposed terms of the Amendment. At the request of the Board, representatives of Goldman Sachs then reviewed its financial analyses of the proposed merger consideration. Following the presentations and these discussions, and after careful review and discussion by the Board, including consideration of the factors described under “— Recommendation of the Board,” the Board, acting upon the unanimous recommendation of the Special Committee, unanimously (other than the Trian directors and Mr. Dibadj, who recused himself from voting) (i) resolved as required by Article 127E(1) of the Companies Law in the opinion of the directors voting for this resolution, that the Amendment, the merger agreement (as amended by the Amendment) and the transactions contemplated thereby (including the merger) are in the best interests of the Company, (ii) approved, adopted and declared advisable the Amendment, the merger agreement (as amended by the Amendment) and the transactions contemplated thereby (including the merger), (iii) directed that the approval and adoption of the merger agreement (as amended by the Amendment) (including the merger) be submitted to a vote at a meeting of the Company’s shareholders, (iv) recommended the approval and adoption of the merger agreement (as amended by the Amendment) (including the merger) by the Company’s shareholders pursuant to Article 127F(1) of the Companies Law, (v) resolved that the March 17 Victory Capital Proposal and the transactions contemplated thereby were not in the best interests of the Company and its shareholders, (vi) determined that the March 17 Victory Capital Proposal does not constitute, and would not reasonably be expected to result in, a Company Superior Proposal and (vii) reaffirmed its recommendation for the approval and adoption of the merger agreement (as amended by the Amendment) (including the merger) by the Company’s shareholders pursuant to Article 127F(1) of the Companies Law.

Following the conclusion of the meeting, representatives of Wachtell Lipton, Debevoise and Skadden exchanged drafts of the Amendment, which was subsequently executed early in the morning of March 24, 2026.

On March 24, 2026, the Company issued a press release announcing the determinations of the Special Committee and the Board and the execution of the Amendment. Later that day, Victory Capital issued a press release stating, among other things, that it had withdrawn its proposal to acquire the Company.

Update to Reasons for the Merger; Recommendation of the Special Committee and the Board

The following information supplements information previously provided in the section entitled “Special Factors – Reasons for the Merger; Recommendation of the Special Committee and the Board” beginning on page 38 of the definitive proxy statement.

Recommendation of the Special Committee

At a meeting held on March 23, 2026, the Special Committee, acting with the advice of its own independent legal and financial advisors, unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of the Company and unanimously recommended to the Board that it approve, adopt and declare advisable the merger agreement and the transactions contemplated thereby, including the merger.

Reasons for Recommending the Approval and Adoption of the Merger Agreement and Approval of the Merger and the Other Transactions Contemplated by the Merger Agreement

As described above in the section entitled “Update to Background of the Merger,” in reaching its determination and recommendation, the Special Committee held a number of meetings, consulted with the Company’s management team, received advice from its independent legal and financial advisors, reviewed a significant amount of information and considered a number of factors, including the following non-exhaustive list (which are not presented in any relative order of importance):

•	Enhanced Value. The Special Committee considered that the Amendment provided for (i) a $3.00 increase in the per Share price to be paid pursuant to the merger agreement, and (ii) if the closing has not occurred by June 30, 2026 because of a delay in obtaining required regulatory approvals, the right for the Company to pay a $1.00 per Share dividend in each quarter between July 1, 2026 and the closing. The merger consideration represented a 25% premium to the unaffected trading price of the Shares at the close of trading on October 24, 2025, the last trading day before Trian’s and General Catalyst’s initial proposal was made public, and a 13% premium to the 52-week high trading price of the Shares prior to October 24, 2025.

•	Speed and Certainty of Value. The Special Committee considered the closing certainty and remaining time to closing of the merger, including as compared to the transactions contemplated by the March 17 Victory Capital Proposal. The Special Committee continued to expect the merger will close by mid-2026 whereas the Special Committee believed the transaction contemplated by the March 17 Victory Capital Proposal would require at least nine to 12 months between the execution of an agreement and closing. In addition, based on, among other things, feedback from key Company clients and distribution partners and six meetings the Special Committee and its advisors held with Victory Capital and its advisors since the February 26 Victory Capital Proposal, the Special Committee further determined that the March 17 Victory Capital Proposal presented unacceptably high closing certainty risks to the Company and its shareholders compared to the merger with Trian and General Catalyst.

•	Course of Negotiations. The Special Committee considered that it was able to obtain seven price increases from Parent during the course of the negotiations following receipt of the October 26 Proposal. The Special Committee considered that (i) during this period no party other than Parent and Victory Capital expressed any interest in making a proposal to acquire the Company, including following extensive media coverage, and (ii) there were no alternative proposals (including from Victory Capital) that the Special Committee believed would be more likely to create greater value and certainty of value for the Company’s shareholders than the merger, taking into account execution risks as well as business, financial, industry, competitive and regulatory risks;

•	Fairness Opinion. The Special Committee considered the oral opinion of Goldman Sachs rendered on March 23, 2026, subsequently confirmed by delivery of its written opinion dated March 24, 2026 that, as of such date and based upon and subject to, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with such opinion, the $52.00 in cash per Share to be paid to the holders (other than Parent, the Trian Shareholder and their respective affiliates) of Shares pursuant to the merger agreement was fair from a financial point of view to such holders. The Special Committee adopted the opinion and analysis of Goldman Sachs, and the Board adopted the Special Committee’s analysis and conclusion. Although the reference to holders of Shares in the opinion of Goldman Sachs did not exclude the Company’s directors and officers (but did exclude Parent, the Trian Shareholder and their respective affiliates), the Special Committee nevertheless considered such opinion to be relevant to its determination and recommendation in respect of the merger agreement and the transactions contemplated thereby, including the merger, because, based on the assumptions set forth in the opinion, the affiliated and unaffiliated security holders addressed by such opinion are entitled under the merger agreement to the same merger consideration in respect of their Shares and therefore are situated substantially similarly with respect to the treatment of their Shares in the merger; and

•	Merger Agreement Terms. The Special Committee also considered the non-price terms and conditions of the merger agreement and related transaction documents, including, without limitation, the requirement that the Company pay $118,200,000 as a fixed expense reimbursement payment in connection with a termination of the merger agreement because Company shareholders do not approve the merger or pay a termination fee of $394,000,000 (or, if the expense reimbursement has been paid or become payable, $275,800,000) in connection with the termination of the merger agreement under certain circumstances.

Recommendation of the Company’s Board of Directors

At a meeting held on March 23, 2026, the Board, acting upon the unanimous recommendation of the Special Committee, unanimously (other than those directors recusing themselves in accordance with applicable law): (i) resolved as required by Article 127E(1) of the Companies Law in the opinion of the directors voting for the resolution, that the merger agreement and the transactions contemplated thereby (including the merger) are in the best interests of the Company, (ii) approved, adopted and declared advisable the merger agreement and the transactions contemplated thereby (including the merger), (iii) directed that the approval and adoption of the merger agreement (including the merger) be submitted to a vote at a meeting of the Company’s shareholders and (iv) recommended the approval and adoption of the merger agreement (including the merger) by the Company’s shareholders pursuant to Article 127F(1) of the Companies Law.

In addition, the Board, on behalf of the Company, believes, based on the factors described below, including the merger consideration, the absence of superior alternatives, and the procedural protections implemented through the Special Committee process, that the merger is fair to the unaffiliated security holders.

In the course of reaching its determination and making its recommendations, the Board considered the following non-exhaustive list of material factors and countervailing factors, which are not presented in any relative order of importance:

•	the Special Committee’s analyses, conclusions and unanimous determination that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of the Company, and the Special Committee’s unanimous recommendation that the Board approve, adopt and declare advisable the merger agreement and the transactions contemplated thereby, including the merger;

•	the fact that the Special Committee received the opinion of Goldman Sachs, which it determined to be independent, as described above (which opinion is more fully described in the section entitled “— Opinion of Goldman Sachs & Co. LLC”);

•	the financial analyses reviewed with the Board by representatives of Goldman Sachs;

•	the procedural fairness of the merger, including the fact that (1) the Special Committee, which negotiated the merger, is comprised only of independent and disinterested directors unaffiliated with Trian or General Catalyst, and, other than any interests described in the section entitled “Special Factors — Interests of Directors and Executive Officers in the Merger,” in the definitive proxy statement the members of the Special Committee do not have material interests in the merger different from, or in addition to, those of the Company’s shareholders generally and (2) the Special Committee had the authority to select and engage, and was advised by, its own independent legal and financial advisors; and

•	the factors and countervailing factors considered by the Special Committee and listed above.

Accordingly, the Board recommends that the Company shareholders vote “FOR” the proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger, “FOR” the approval, by a non-binding advisory vote, of the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger and “FOR” the proposal to adjourn the special meeting if necessary or appropriate, to solicit additional proxies.

This discussion of the information and factors considered by the Special Committee and the Board includes the principal positive and negative factors, but is not intended to be exhaustive and none of which was determinative on its own and may not include all of the factors considered by the Special Committee and the Board. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Special Committee and the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual Special Committee members and Board members may have given different weights to different factors. The Special Committee and the Board did not undertake to make any specific determination as to whether, or to what extent, any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Special Committee and the Board based their recommendation on the totality of the information presented, including the factors described above.

In considering the recommendation of the Special Committee and the Board, the Company shareholders should be aware that certain directors and executive officers of the Company have interests in the transaction that are different from, or in addition to, any interests they might have solely as shareholders. The Special Committee and the Board were aware of these interests and considered them when evaluating and negotiating, as applicable, the merger agreement, the merger and the other transactions contemplated by the merger agreement, and in making the recommendation to the Company shareholders. See the section entitled “Special Factors —Interests of Directors and Executive Officers in the Merger” in the definitive proxy statement and “Update to Special Factors – Update to Interests of Directors and Executive Officers in the Merger” in this proxy supplement.

In the course of evaluating the merger agreement and the transactions contemplated thereby, including the merger, and making the decisions, determinations and recommendations described above (as applicable), the Special Committee and the Board did not consider the liquidation value of the Company because they considered the Company to be a viable going concern; they believed that liquidation sales generally result in proceeds substantially less than sales of a going concern; and they considered determining a liquidation value to be impracticable given the significant execution risk involved in any breakup of the Company. For the foregoing reasons, the Special Committee and the Board did not consider liquidation value to be a relevant factor. Further, the Special Committee and the Board did not consider the Company’s net book value, which is an accounting concept, as a factor because they believed that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs and net book value does not take into account the prospects of the Company, market conditions, trends in the industry in which the Company operates or the business risks inherent in the industry. The Special Committee and the Board believed at the time of entering into the Amendment that the trading price of the Shares at any given time represents the best available indicator of the Company’s going concern value at that time so long as the trading price at that time is not impacted by speculation regarding the likelihood of a potential transaction. In addition, the Special Committee and the Board considered the value of the Company as a going concern by taking into account the value of the Company’s current and anticipated business, financial condition, results of operations, prospects, and other forward-looking matters. In addition, the Special Committee did not seek to establish a pre-merger going concern value for the Company as such.

The Special Committee’s and the Board’s reasons for recommending the approval of the merger and the other transactions contemplated by the merger agreement include certain assumptions relating to forward-looking information, and such information and assumptions are subject to various risks. See “Risk Factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2025, incorporated by reference herein and the section entitled “Cautionary Statement Regarding Forward-Looking Statements ” in the definitive proxy statement.

The members of the Board that approved the merger unanimously recommend that the shareholders of the
Company vote “FOR” the proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger.

Update to Opinion of Goldman Sachs & Co. LLC

Goldman Sachs rendered its opinion to the Special Committee that, as of March 24, 2026 and based upon and subject to the factors and assumptions set forth therein, the $52.00 in cash per Share to be paid to the holders (other than Parent, the Trian Shareholder and their respective affiliates) of Shares pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated March 24, 2026, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Special Committee and, with respect to the opinion, the Board, in connection with their consideration of the merger. Goldman Sachs’ opinion is not a recommendation as to how any holder of Shares should vote with respect to the merger, or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to shareholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 2025;

•	certain interim reports to shareholders and Quarterly Reports on Form 10-Q of the Company;

•	certain other communications from the Company to its shareholders;

•	certain publicly available research analyst reports for the Company; and

•	certain internal financial analyses and forecasts for the Company prepared by its management, as approved for Goldman Sachs’ use by the Special Committee, which are referred to in this proxy supplement as the “Company Projections”.

Goldman Sachs also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the asset management industry and in other industries; and performed such other studies and analyses, and considered such other factors, including Section 5.1(a)(iv) of the merger agreement, as it deemed appropriate.

For purposes of rendering its opinion, Goldman Sachs, with the Special Committee’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with the Special Committee’s consent that the Company Projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and it was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on the expected benefits of the merger in any way meaningful to its analysis. Goldman Sachs also assumed that the merger will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of the Company to engage in the merger, or the relative merits of the merger as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to the holders (other than Parent, the Trian Shareholder and their respective affiliates) of Shares, as of the date of the opinion, of the $52.00 in cash per Share to be paid to such holders pursuant to the merger agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the merger agreement, the Voting and Rollover Agreement or the merger or any term or aspect of any other agreement or instrument contemplated by the merger agreement or the Voting and Rollover Agreement or entered into or amended in connection with the merger, including the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the merger, whether relative to the $52.00 in cash per Share to be paid to the holders (other than Parent, the Trian Shareholder and their respective affiliates) of Shares pursuant to the merger agreement or otherwise. Goldman Sachs’ opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of its opinion and Goldman Sachs assumes no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. In addition, Goldman Sachs does not express any opinion as to the prices at which Shares will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on the Company, Parent or the merger, or as to the impact of the merger on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay their respective obligations when they come due. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

Summary of Financial Analysis

The following is a summary of the material financial analyses delivered by Goldman Sachs to the Special Committee in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. In connection with its opinion, Goldman Sachs considered, among other things, Section 5.1(a)(iv) of the merger agreement, pursuant to which the Company may not declare or pay regular quarterly dividends for a period of time during the pendency of the merger, which, for the fiscal quarters ending March 31, 2026 and June 30, 2026, were estimated to be $0.40 per Share per quarter, as reflected in the Company Projections. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before March 20, 2026, the second to last trading day before the signing of the Amendment, and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis

Goldman Sachs analyzed the $52.00 in cash per Share to be paid to holders of Shares pursuant to the merger agreement in relation to (i) the undisturbed closing price per Share on October 24, 2025, (ii) the volume weighted average price (“VWAP”) per Share for the preceding 30-trading day period ended October 24, 2025, (iii) the 52-week high closing trading price per Share for the period ended October 24, 2025 and (iv) the all-time high price per Share prior to October 24, 2025.

This analysis indicated that the $52.00 in cash per Share to be paid to holders of Shares pursuant to the merger agreement represented:

•	a premium of 24.9% based on the undisturbed closing price per Share on October 24, 2025 of $41.63;

•	a premium of 19.2% based on the VWAP per Share for the preceding 30-trading day period ended October 24, 2025 of $43.61;

•	a premium of 13.2% based on the 52-week high closing price per Share for the period ended October 24, 2025 of $45.94; and

•	a premium of 7.4% based on the all-time high price per Share prior to October 24, 2025 of $48.43.

Illustrative Discounted Cash Flow Analysis

Using the Company Projections, Goldman Sachs performed an illustrative discounted cash flow analysis on the Company to derive a range of illustrative present values per Share. Using the mid-year convention for discounting cash flows and discount rates ranging from 11.0% to 13.5%, reflecting estimates of the Company’s weighted average cost of capital, Goldman Sachs discounted to present value as of December 31, 2025 (i) estimates of unlevered free cash flow for the Company for fiscal years 2026 through 2029 as reflected in the Company Projections and (ii) a range of illustrative terminal values for the Company, which were calculated by applying perpetuity growth rates ranging from 1.5% to 2.5% to a terminal year estimate of the unlevered free cash flow to be generated by the Company, as reflected in the Company Projections (which analysis implied terminal year EBITDA exit multiples ranging from 6.2x to 8.8x). The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the Company Projections and market expectations regarding long-term real growth of gross domestic product and inflation. Goldman Sachs derived such discount rates by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including the Company’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the Company, as well as certain financial metrics for the United States financial markets generally.

Goldman Sachs derived ranges of illustrative enterprise values for the Company by adding the ranges of present values it derived above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for the Company the amount of the Company’s debt, nonredeemable noncontrolling interests, regulatory required capital and contingent consideration and added the amount of the Company’s cash and cash equivalents and investments in affiliates, in each case, as provided by the management of the Company and approved for Goldman Sachs’ use by the Special Committee, to derive a range of illustrative equity values for the Company. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding Shares as of March 19, 2026, as provided by the management of the Company and approved for Goldman Sachs’ use by the Special Committee, using the treasury stock method, to derive a range of illustrative present values per share ranging from $45.14 to $60.53.

Illustrative Present Value of Future Share Price Analysis

Using the Company Projections, Goldman Sachs performed an illustrative analysis of the implied present value of an illustrative future value per Share. For this analysis, Goldman Sachs first calculated the implied enterprise value for the Company as of December 31 for each of the fiscal years 2026 through 2028, by applying a range of illustrative enterprise value (“EV”) to next twelve month (“NTM”) EBITDA (“EV/NTM EBITDA”) multiples of 7.0x to 8.5x to estimates of the Company’s NTM EBITDA for each of the fiscal years 2026 through 2028. This illustrative range of EV/NTM EBITDA multiple estimates was derived by Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical EV/NTM EBITDA multiples for the Company and current and historical EV/NTM EBITDA multiples for certain publicly traded companies, as described below in the section captioned “Selected Public Company Comparables Analysis.”

Goldman Sachs then subtracted the amount of the Company’s debt, nonredeemable noncontrolling interests, regulatory required capital and contingent consideration and added the amount of the Company’s cash and cash equivalents and investments in affiliates for each of the fiscal years 2026 through 2028, each as provided by the management of the Company and approved for Goldman Sachs’ use by the Special Committee, from the respective implied enterprise values in order to derive a range of illustrative equity values as of December 31 for the Company for each of the fiscal years 2026 through 2028. Goldman Sachs then divided these implied equity values by the projected year-end number of fully diluted outstanding Shares for each of fiscal years 2026 through 2028, calculated using information provided by the management of the Company and approved for Goldman Sachs’ use by the Special Committee, to derive a range of implied future values per Share. Goldman Sachs then added the cumulative dividends per Share expected to be paid to holders of Shares through the end of each of fiscal years 2026 through 2028, using the Company Projections. Goldman Sachs then discounted these implied future equity values per Share to December 31, 2025, using an illustrative discount rate of 13.2%, reflecting an estimate of the Company’s cost of equity. Goldman Sachs derived such discount rate by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally. This analysis resulted in a range of implied present values of $43.96 to $52.52 per Share.

Selected Transactions Analysis

Goldman Sachs analyzed certain information relating to the following selected transactions in the asset management industry since 2018. For each of the selected transactions, Goldman Sachs calculated and compared the implied enterprise value of the applicable target company based on the consideration paid in the transaction as a multiple of the target company’s LTM adjusted EBITDA based on information in public filings, press releases and investor relations documents. While none of the companies that participated in the selected transactions are directly comparable to the Company, the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of the Company’s results, market sizes and product profile.

The following table presents the results of this analysis:

	Selected Transactions
Announcement Date	Acquiror	Target	EV/LTM Adjusted EBITDA
February 2026	Nuveen, LLC	Schroders plc	9.9	x
April 2024	Victory Capital Holdings, Inc.	Amundi SA	8.9	x
July 2022	Pzena Investment Management, LLC	Pzena Investment Management, Inc.	7.2	x
December 2020	Macquarie Group Limited	Waddell & Reed Financial, Inc.	10.8	x
October 2020	Morgan Stanley	Eaton Vance Corp.	12.1	x
February 2020	Franklin Resources, Inc.	Legg Mason, Inc.	10.5	x
November 2018	Victory Capital Holdings, Inc.	USAA Asset Management Company	6.9	x
October 2018	Invesco Ltd.	OppenheimerFunds, Inc.	8.4	x

Based on the results of the foregoing calculations and Goldman Sachs’ professional judgment and experience, Goldman Sachs applied a reference range of EV/LTM adjusted EBITDA multiples of 6.9x to 12.1x to the Company’s LTM adjusted EBITDA as of December 31, 2025, as provided by the management of the Company and approved for Goldman Sachs’ use by the Special Committee, to derive a range of implied enterprise values for the Company. Goldman Sachs then subtracted the amount of the Company’s debt, nonredeemable noncontrolling interests, regulatory required capital and contingent consideration and added the amount of the Company’s cash and cash equivalents and investments in affiliates, in each case, as provided by the management of the Company and approved for Goldman Sachs’ use by the Special Committee, and divided the result by the number of fully diluted outstanding Shares as of March 19, 2026, as provided by the management of the Company and approved for Goldman Sachs’ use by the Special Committee, to derive a reference range of implied values per Share of $36.52 to $62.02.

Premia Paid Analysis

Goldman Sachs reviewed and analyzed, using publicly available information, the acquisition premia for all-cash acquisition transactions announced from January 1, 2014 through March 20, 2026 involving a public company based in the United States as the target where the disclosed enterprise values for the transaction were between $5 billion and $10 billion. For the entire period, using publicly available information, Goldman Sachs calculated the median, 25th percentile and 75th percentile premiums of the price paid in the 135 transactions relative to the target’s last undisturbed closing stock price prior to announcement of the transaction. This analysis indicated a median premium of 33% across the period. This analysis also indicated a 25th percentile premium of 20% and 75th percentile premium of 53% across the period. Using this analysis, Goldman Sachs applied a reference range of illustrative premiums of 20% to 53% to the undisturbed closing price per Share of $41.63 as of October 24, 2025, and calculated a range of implied equity values per Share of $49.96 to $63.69.

Selected Public Company Comparables Analysis

Goldman Sachs reviewed and compared certain financial information for the Company to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the asset management industry, which we refer to in this section of the proxy supplement as the “Selected Companies”:

•	AllianceBernstein Holding L.P.

•	Affiliated Managers Group, Inc.

•	Artisan Partners Asset Management Inc.

•	BlackRock, Inc.

•	Franklin Resources, Inc.

•	Invesco Ltd.

•	T. Rowe Price Group, Inc.

•	Virtus Investment Partners, Inc.

Although none of the Selected Companies is directly comparable to the Company, the Selected Companies included were chosen because they are publicly traded companies in the asset management industry with operations that, for purposes of analysis, may be considered similar to certain operations of the Company.

Goldman Sachs also calculated and compared various financial multiples and ratios, based on financial and trading data as of March 20, 2026 or, in the case of the undisturbed closing price per Share, as of October 24, 2025, information Goldman Sachs obtained from public filings, Factset Research Systems Inc., and the Company Projections. With respect to the Company and the Selected Companies, Goldman Sachs calculated multiples of enterprise value to estimated NTM EBITDA.

The results of these calculations are summarized as follows:

	Selected Companies
	Range	Median		The Company		The Company (Undisturbed)
EV/NTM EBITDA	3.2x – 12.2x	6.2	x	7.8	x	7.3	x

General

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Company or Parent or the contemplated transaction.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs providing its opinion to the Special Committee as to the fairness from a financial point of view to the holders (other than Parent, the Trian Shareholder and their respective affiliates) of Shares, as of the date of the opinion, of the $52.00 in cash per Share to be paid to such holders pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Parent, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration was determined through arm’s-length negotiations between the Special Committee and Parent and was approved by the Board on the recommendation of the Special Committee. Goldman Sachs provided advice to the Special Committee during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to the Company, the Special Committee or the Board or that any specific amount of consideration constituted the only appropriate consideration for the merger.

As described above, Goldman Sachs’ opinion to the Special Committee was one of many factors taken into consideration by the Special Committee in making its determination to recommend the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B.

Goldman Sachs and its affiliates (collectively, “Goldman Sachs Affiliated Entities”) are engaged in advisory, underwriting, lending and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Parent, any of their respective affiliates and third parties, including Trian, a significant shareholder of the Company and an affiliate of Parent, General Catalyst, an affiliate of Parent, Qatar Investment Authority, an affiliate of Parent, and Massachusetts Mutual Life Insurance Company, an affiliate of Parent (collectively, the “Relevant Entities”), any of their respective affiliates and, as applicable, portfolio companies, including the State of Qatar, the parent of Qatar Investment Authority and/or its agencies and instrumentalities or any currency or commodity that may be involved in the transactions contemplated by the merger agreement. Goldman Sachs Investment Banking has an existing lending relationship with General Catalyst, Qatar Investment Authority and Massachusetts Mutual Life Insurance Company or their respective majority-owned subsidiaries (excluding, if applicable, portfolio companies) or funds. Goldman Sachs acted as financial advisor to the Special Committee in connection with, and participated in certain of the negotiations leading to, the merger. During the two-year period ended March 24, 2026, Goldman Sachs Investment Banking has not been engaged by the Company or its affiliates to provide financial advisory or underwriting services for which Goldman Sachs has recognized compensation. During the two-year period ended March 24, 2026, Goldman Sachs Investment Banking has not been engaged by Trian or its affiliates and portfolio companies (but excluding the Company, any significant shareholders and their respective other affiliates) to provide financial advisory or underwriting services for which Goldman Sachs has recognized compensation. As of March 24, 2026, Goldman Sachs Investment Banking was not mandated by Trian and/or its Related Entities (but excluding the Company, any significant shareholders and their respective other affiliates) to provide to any such person financial advisory and/or underwriting services. As of March 24, 2026, Goldman Sachs Investment Banking was not soliciting Trian and/or its Related Entities (but excluding the Company, any significant shareholders and their respective other affiliates) to work on financial advisory and/or underwriting matters for any such persons on which it has not been mandated. Goldman Sachs and/or its affiliates have provided certain financial advisory and/or underwriting services to General Catalyst and/or its affiliates and portfolio companies from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation, including having acted as agent in connection with the private placement of senior unsecured bonds by Stripe Inc., an affiliate of General Catalyst, in September 2025; and as book runner in connection with the issuance of investment grade bonds by Airbnb, Inc., an affiliate of General Catalyst, in March 2026. During the two-year period ended March 24, 2026, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by Goldman Sachs Investment Banking to General Catalyst and/or its Related Entities (excluding, if applicable, any significant shareholders and their other affiliates) of less than $10 million. As of March 24, 2026, Goldman Sachs Investment Banking was mandated by General Catalyst and/or its Related Entities (excluding, if applicable, any significant shareholders and their other affiliates) to provide financial advisory and/or underwriting services unrelated to the merger with respect to one or more matters and, if all such matters were to be consummated, Goldman Sachs Investment Banking expected, as of March 24, 2026, that it would recognize compensation in an aggregate amount less than the transaction fee expected in connection with the merger. In addition, as is typical for investment banks, as of March 24, 2026, Goldman Sachs Investment Banking was soliciting General Catalyst and/or its Related Entities (excluding, if applicable, any significant shareholders and their other affiliates) to work on financial advisory and/or underwriting matters unrelated to the merger on which it has not been, and may not be, mandated. Goldman Sachs Investment Banking is not in a position to estimate the amount of compensation, if any, it expects to recognize with respect to such matters, but it expects that, were it to be mandated on such matters, the mandates would provide for customary compensation. The status, timing and likelihood of consummation of such matters will change over time. Goldman Sachs and/or its affiliates also have provided certain financial advisory and/or underwriting services to Qatar Investment Authority and/or its affiliates and portfolio companies from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation, including having acted as book runner in connection with the potential sale of shares of London Stock Exchange Group Plc, an affiliate of Qatar Investment Authority, in May 2024; as book runner in connection with a risk bid in J Sainsbury plc by Qatar Investment Authority in October 2024; as financial advisor to Qatar Investment Authority in connection with its acquisition of a stake in Qatar District Cooling Company Q.C.S.C. in November 2024; as book runner in connection with the repricing of a term loan and revolver of Oryx Midstream Services LLC, an affiliate of Qatar Investment Authority, in January 2025; and as financial advisor to Qatar Investment Authority in connection with its acquisition of a stake in Sauber Motorsport AG in July 2025. During the two-year period ended March 24, 2026, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by Goldman Sachs Investment Banking to Qatar Investment Authority and/or its affiliates and portfolio companies (excluding, if applicable, any significant shareholders and their other affiliates) of less than $20 million. As of March 24, 2026, Goldman Sachs Investment Banking was mandated by Qatar Investment Authority and/or its Related Entities (excluding, if applicable, any significant shareholders and their other affiliates) to provide financial advisory and/or underwriting services unrelated to the merger with respect to multiple matters and, if all such matters were to be consummated, Goldman Sachs Investment Banking expected, as of March 24, 2026, that it would recognize compensation in an aggregate amount less than the transaction fee expected in connection with the merger. In addition, as is typical for investment banks, as of March 24, 2026, Goldman Sachs Investment Banking was soliciting Qatar Investment Authority and/or its Related Entities (excluding, if applicable, any significant shareholders and their other affiliates) to work on financial advisory and/or underwriting matters unrelated to the merger on which it has not been, and may not be, mandated. Goldman Sachs Investment Banking is not in a position to estimate the amount of compensation, if any, it expects to recognize with respect to such matters, but it expects that, were it to be mandated on such matters, the mandates would provide for customary compensation. The status, timing and likelihood of consummation of such matters will change over time. Goldman Sachs Investment Banking has also provided, may currently be providing and may in the future provide certain financial advisory and/or underwriting services to the State of Qatar, the parent of Qatar Investment Authority, and/or its agencies and instrumentalities and their respective affiliates from time to time for which Goldman Sachs Investment Banking has recognized, and may recognize, compensation. Goldman Sachs and/or its affiliates also have provided certain financial advisory and/or underwriting services to Massachusetts Mutual Life Insurance Company and its affiliates from time to time, including having acted as book runner in connection with the issuance of investment grade bonds by Massachusetts Mutual Life Insurance Company in May 2024; as book runner in connection with the issuance of investment grade bonds by Massachusetts Mutual Life Insurance Company in September 2024; and as financial advisor to Massachusetts Mutual Life Insurance Company in connection with its sale of a minority stake in Barings LLC in November 2025. During the two-year period ended March 24, 2026, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by Goldman Sachs Investment Banking to Massachusetts Mutual Life Insurance Company and/or its Related Entities (excluding, if applicable, any Significant Shareholders and their other affiliates) of less than $20 million. As of March 24, 2026, Goldman Sachs Investment Banking was mandated by Massachusetts Mutual Life Insurance Company and/or its Related Entities (excluding, if applicable, any Significant Shareholders and their other affiliates) to provide financial advisory and/or underwriting services unrelated to the merger with respect to one or more matters and, if all such matters were to be consummated, Goldman Sachs Investment Banking expected, as of March 24, 2026, that it would recognize compensation in an aggregate amount less than the transaction fee expected in connection with the merger. As of March 24, 2026, Goldman Sachs Investment Banking was not soliciting Massachusetts Mutual Life Insurance Company and/or its Related Entities (excluding, if applicable, any Significant Shareholders and their other affiliates) to work on financial advisory and/or underwriting matters for any such persons on which it has not been mandated. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to the Relevant Entities, the State of Qatar and/or its agencies and instrumentalities and their respective affiliates and/or, as applicable, portfolio companies, for which Goldman Sachs Investment Banking may receive compensation.

As of March 24, 2026, Goldman Sachs Affiliated Entities had (i) no direct GS Principal Investment (as defined below) in the Company and/or its affiliates (excluding any significant shareholder and its other affiliates), (ii) an aggregate direct GS Principal Investment of approximately $96 million in General Catalyst and/or its Related Entities (as defined below), (iii) no direct GS Principal Investment in GC Creation Fund III, L.P., a fund managed by General Catalyst and expected to provide equity financing for the merger, (iv) no direct GS Principal Investment in Bear Coast (Ventures) Fund II, LP, a fund managed by General Catalyst and expected to provide equity financing for the merger, (v) no direct GS Principal Investment in Trian and/or its Related Entities (but excluding the Company or its other affiliates), (vi) no direct GS Principal Investment in Jupiter Core Holdings, L.P., a fund managed by Trian and expected to provide equity financing for the merger, (vii) no direct GS Principal Investment in Jupiter AM Investors, L.P., a fund managed by Trian and expected to provide equity financing for the merger, (viii) no direct GS Principal Investment in the Trian Shareholder, a fund managed by Trian, (ix) no direct GS Principal Investments in Massachusetts Mutual Life Insurance Company and/or its Related Entities, (x) an aggregate direct GS Principal Investment of approximately $161 million in Qatar Investment Authority and/or its Related Entities and (xi) no direct GS Principal Investment in Qatar Holding LLC, a holding company wholly owned by the Qatar Investment Authority and expected to provide equity financing for the merger. As of March 24, 2026, funds managed by affiliates of Goldman Sachs Investment Banking were co-invested with General Catalyst, Qatar Investment Authority and/or their respective affiliates and were invested in equity interests of funds managed by affiliates of General Catalyst and Massachusetts Mutual Life Insurance Company . Such funds managed by affiliates of Goldman Sachs Investment Banking may co-invest with, and invest in equity interests of, the Company, Trian, General Catalyst, Qatar Investment Authority, Massachusetts Mutual Life Insurance Company and/or their respective affiliates or funds managed thereby in the future.

On the public side of Goldman Sachs’ informational wall (the “Public Side”) and in the ordinary course of its various business activities, Goldman Sachs Affiliated Entities may also own equity securities in the Relevant Entities and/or their respective affiliates arising from engaging in market making, trade execution, clearing, custody, margin lending and other similar financing transactions, securities lending, and related activities (including by acting as agent for third parties executing their transactions or as principal supplying liquidity to market participants, and any related hedging, other risk management or inventory management) (collectively, “Market Making Activities”), which positions change frequently. Regulatory, informational and operational barriers separate the Public Side from Goldman Sachs Investment Banking.

For purposes of this section of the proxy supplement, (x) Goldman Sachs relied on its books and records to (i) unless otherwise indicated, calculate all amounts and (ii) determine whether an entity is an affiliate, portfolio company, subsidiary or majority-owned subsidiary of another entity, and (y) the following terms have the definitions set forth below:

“GS Principal Investments” (including any associated commitments) are (i) direct balance sheet investments in equity interests or equity securities held by Goldman Sachs Affiliated Entities for its own account or (ii) direct investments in equity interests held by a fund managed by a Goldman Sachs Affiliated Entity which fund is primarily for the benefit of Goldman Sachs Affiliated Entities and/or its current and former employees and not third party clients. GS Principal Investments do not include equity interests arising from Market Making Activities, equity derivatives, convertible debt instruments, or warrants or equity kickers received in connection with senior secured loans, mezzanine loans, warehouse loans, preferred equity with a fixed rate of return or other similar types of financing transactions (which may also be subject to hedging or other risk-mitigating instruments). GS Principal Investments also do not include investments by funds managed by Goldman Sachs Affiliated Entities which funds are almost entirely for the benefit of third party clients (“GS Client Funds”), which funds can co-invest alongside, and/or make investments in, the Relevant Entities or their respective Related Entities. As investment managers for GS Client Funds, Goldman Sachs Affiliated Entities are required to fulfill a fiduciary responsibility to GS Client Funds in making decisions to purchase, sell, hold or vote on, or take any other action with respect to, any financial instrument.

“Related Entities” are, as applicable, a person or entity’s subsidiaries, affiliates, portfolio companies and/or funds managed thereby.

The Special Committee selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement dated November 21, 2025, the Special Committee engaged Goldman Sachs to act as its financial advisor in connection with the merger. The engagement letter among the Special Committee, the Company and Goldman Sachs provides for a transaction fee that is estimated, based on the information available as of the date of announcement, at approximately $62 million, all of which is contingent upon consummation of the merger. The final value of such transaction fee will be based on the aggregate consideration paid in the merger, including in respect of the equity securities, indebtedness for borrowed money, noncontrolling interests and cash and cash equivalents of the Company, as set forth on the most recent consolidated balance sheet of the Company prior to the consummation of the merger. In addition, the Company has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Update to Reasons of the Buyers for the Merger

Under the SEC rules governing “going-private” transactions, each of Jupiter Company Limited, a company incorporated in Jersey; Jupiter Merger Sub Limited, a company incorporated in Jersey; Jupiter Topco LLC, a Jersey limited liability company; Jupiter Acquisition Limited, a company incorporated in Jersey; Trian Fund Management, L.P., a Delaware limited partnership; Trian Fund Management GP, LLC, a Delaware limited liability company; Trian Partners AM Holdco II, Ltd., a Cayman Islands exempted company with limited liability; Nelson Peltz; and Peter W. May (collectively, the “Buyer Filing Parties”) is an affiliate of the Company for purposes of the merger, and, therefore, the Buyer Filing Parties are required to express their reasons for the merger to the unaffiliated security holders. The Buyer Filing Parties are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules and regulations under the Exchange Act. The views of the Buyer Filing Parties expressed in this section are not intended as, and do not constitute, a recommendation as to how the Company’s stockholders should vote their Shares relating to the merger.

The Buyer Filing Parties’ primary reason for the merger is to allow Parent to own all of the equity interests in the Company and to bear the rewards and risks of such ownership after the merger is completed without the Shares being publicly traded or the Company being subject to public company reporting requirements. The Buyer Filing Parties believe that structuring the transactions contemplated by the merger agreement, including the merger, in such manner is preferable to other transaction structures because it (i) will enable Parent to acquire all of the Shares at the same time, (ii) will allow the Company to cease to be a publicly traded and registered reporting company and (iii) represents an opportunity for the unaffiliated security holders to receive the merger consideration of $52.00 per share in cash, without interest in accordance with the terms and conditions of the merger agreement. In the course of considering the going-private transaction, the Buyer Filing Parties did not give significant consideration to any alternative transaction structures or other alternative means to accomplish the foregoing objectives because the Buyer Filing Parties believe the merger to be the most direct and effective way to accomplish these objectives.

Update to Position of the Buyer Filing Parties as to the Fairness of the Merger

Under the SEC rules governing “going-private” transactions, each of the Buyer Filing Parties is an affiliate of the Company for purposes of the merger, and, therefore, the Buyer Filing Parties are required to express their beliefs as to the fairness of the merger to the unaffiliated security holders. The Buyer Filing Parties are making the statements included in this section solely for purposes of complying with the requirements of Rule 13e-3 and related rules and regulations under the Exchange Act. The views of the Buyer Filing Parties as to the fairness of the merger are not intended to be and should not be construed as a recommendation to any Company shareholder as to how that shareholder should vote on the proposal to approve and adopt the merger agreement. The Buyer Filing Parties have interests in the merger that are different from, and in addition to, those of the unaffiliated security holders, including as disclosed in the section entitled “Special Factors — Interests of Directors and Executive Officers in the Merger” in the definitive proxy statement and “Update to Special Factors – Update to Interests of Directors and Executive Officers in the Merger” in this proxy supplement.

The Buyer Filing Parties did not participate in the deliberation of the Special Committee or the Board regarding, nor did they receive advice from the respective legal or other advisors of the Special Committee or the Board as to, the fairness of the merger. While the Trian Directors are affiliated with the Buyer Filing Parties, as discussed in the section entitled “Special Factors — Background of the Merger,” the Trian Directors were excluded from all Board deliberations relating to the approval of the merger agreement. The Buyer Filing Parties have not performed, or engaged a financial advisor to perform, any valuation or other analysis for the purposes of assessing the fairness of the merger to the unaffiliated security holders.

Based on the knowledge of and the analysis by the Buyer Filing Parties of available information regarding the Company, as well as discussions with the Company’s management regarding the Company and its business and the factors considered by, and the analysis and resulting conclusions of, the Special Committee and the Board, the Buyer Filing Parties believe that the merger is fair to the unaffiliated security holders based upon the factors described below and substantially the same factors described under the section entitled “Special Factors — Reasons for Recommending the Approval and Adoption of the Merger Agreement and the Transactions Contemplated by the Merger Agreement, Including the Merger” beginning on page 11 of this proxy supplement. The Buyer Filing Parties agree with the analyses, determinations and conclusions described under the sections entitled “Special Factors — Reasons for Recommending the Approval and Adoption of the Merger Agreement and the Transactions Contemplated by the Merger Agreement, Including the Merger,” and the Buyer Filing Parties adopt the analyses and opinions of the Special Committee and the Board in reaching their respective determinations as to the fairness of the merger to the unaffiliated security holders.

In particular, the Buyer Filing Parties considered, in addition to those set forth in the definitive proxy statement, the following substantive factors, which are not presented in any relative order of importance:

•	the $3.00 increase in per Share merger consideration to $52.00 per Share represents an increase of 6% from the previously agreed price of $49.00;

•	the current and historical market prices of the Company’s Shares, including the market performance of the Shares relative to those of other participants in Company’s industry and general market indices, and the fact that the per share merger consideration, as amended by the Amendment in order to increase the per Share consideration to $52.00, represents an approximate 25% premium to the closing price of $41.63 per share on October 24, 2025, the last trading day prior to the date of the Company’s filing of the initial Current Report on Form 8-K announcing the non-binding preliminary proposal (the “October 26 Proposal”), as well as a substantial premium to trading prices in early 2025 when capital markets conditions were less favorable due in part to geopolitical sensitivities;

•	the fact that, notwithstanding that the Buyer Filing Parties are not entitled to, and did not, rely on the opinion provided by Goldman Sachs to the Special Committee on March 24, 2026, Goldman Sachs rendered an opinion to the Special Committee to the effect that, as of the date thereof, and subject to, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, the $52.00 in cash per Share to be paid to the holders (other than Parent, the Trian Shareholder and their respective affiliates) of Shares pursuant to the merger agreement was fair, from a financial point of view, to such holders. In addition, the Buyer Filing Parties considered, in addition to those set forth in the definitive proxy statement, the following procedural factors, which are not presented in any relative order of importance; and

•	that the Special Committee held 25 formal meetings (as well as a number of informal meetings) to discuss and evaluate Parent’s proposal and the transactions contemplated by the merger agreement and that each member of the Special Committee was actively engaged in the process.

The Buyer Filing Parties also considered a variety of risks and other countervailing factors related to the substantive and procedural fairness of the proposed merger, including the possibility that the amounts that may be payable by the Company upon the termination of the merger agreement, including payment to Parent of a termination fee of either $394,000,000 or $275,800,000 (with the lesser amount payable if the Expense Reimbursement is paid or becomes payable) in cash, and the processes required to terminate the merger agreement, including the opportunity for Parent to negotiate to make adjustments to the merger agreement, could discourage other potential acquirors from making a competing bid to acquire the Company.

The foregoing discussion of the information and factors considered and given weight by the Buyer Filing Parties in connection with the fairness of the merger agreement and transactions contemplated thereby, including the merger, is not intended to be exhaustive but is believed to include all material factors considered by the Buyer Filing Parties. The Buyer Filing Parties did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their respective positions as to the fairness of the merger agreement and transactions contemplated thereby, including the merger. Rather, the Buyer Filing Parties made the fairness determinations after considering all of the foregoing as a whole.

The Buyer Filing Parties believe these factors provide a reasonable basis upon which to form the belief that the merger is fair to the unaffiliated security holders. This belief should not, however, be construed as a recommendation to any shareholder to approve the merger agreement. The Buyer Filing Parties attempted to negotiate the terms of a transaction that would be most favorable to them, and not to the other shareholders of the Company, and, accordingly, did not negotiate the merger agreement with a goal of obtaining terms that were fair to such shareholders. The Buyer Filing Parties do not make any recommendation as to how the unaffiliated security holders should vote their Shares relating to the merger.

Update to Interests of Directors and Executive Officers in the Merger

In considering the recommendations of the Special Committee and the Board with respect to the merger, you should be aware that, aside from their interests as holders of Shares, some of our directors and executive officers have interests in the merger that are different from, or in addition to, your interests as a shareholder. You should keep this in mind when considering the recommendation of the Special Committee and the Board for the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger. You should also review the subsection below entitled “Special Factors — Material Interests under Article 127(F)(a)(v) of the Companies Law” beginning on page 69 of the definitive proxy statement. The Special Committee and the Board were aware of and considered these interests to the extent that they existed at the time, among other matters. These interests are described and quantified in detail in the narrative and tables below.

In addition to the matters described below, the Trian Directors recused themselves from deliberations regarding the merger due to their affiliation with Trian. For the purposes of this summary, the Company’s named executive officers are as follows:

Name	Position
Ali Dibadj	Chief Executive Officer
Roger Thompson	Chief Financial Officer
William Cassidy	Chief Technology Officer
Michelle Rosenberg	Chief Administrative Officer and General Counsel
James Lowry	Former Global Chief Operating Officer

James Lowry, the former Global Chief Operating Officer, was a “named executive officer” for purposes of the Annual Proxy Statement for the fiscal year ended December 31, 2024, filed by the Company on March 21, 2025. James Lowry served as an executive officer until May 31, 2025.

In addition, the two Company executive officers who are covered by this summary who are not named executive officers are:

Name	Position
Georgina Fogo	Chief Risk Officer
Megan Podzorov	Chief People Officer

The Company’s current non-employee directors are Brian Baldwin, John Cassaday, Kalpana Desai, Kevin Dolan, Eugene Flood, Josh Frank, Alison Quirk, Leslie Seidman, Angela Seymour-Jackson and Anne Sheehan. Messrs. Baldwin and Frank are each designees of Trian and thus each an affiliate of Trian, although Messrs. Baldwin and Frank are not eligible for additional compensation from the Company or from Trian as a result of such relationship beyond their regular compensation for serving as members of the Board.

Certain Assumptions

Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:

•	The Effective Time is March 6, 2026, which is the assumed date of the closing of the merger solely for purposes of the disclosure in this section;

•	The Company RSUs and Company PSUs granted to Mr. Dibadj on May 12, 2025 will be treated in accordance with their terms. For purposes of the tables below, it has been assumed that the first anniversary from the grant date has elapsed and Mr. Dibadj experiences an involuntary termination of employment, resulting in such Company RSUs and Company PSUs fully vesting, with the level of performance for the Company PSUs deemed achieved at one hundred percent (100%) of target;

•	Each executive officer experiences an involuntary termination of employment (i.e., a termination of employment without “cause,” as such term is defined in the relevant plans and agreements) immediately following the assumed Effective Time; and

•	No director or executive officer receives any additional equity grants or other awards on or prior to the Effective Time.

As the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate as of the date referenced, the actual amounts, if any, that may be paid or become payable may materially differ from the amounts set forth below.

Treatment of Company Equity Awards

The merger agreement provides that the Company’s equity awards that are outstanding immediately prior to the Effective Time will be subject to the following treatment at the Effective Time:

Company RSU Awards. Each Vested Company RSU Award will terminate and be cancelled as of immediately prior to the Effective Time in exchange for the right to receive a lump sum cash payment equal to (i) (a) the Merger Consideration, multiplied by (b) the number of Shares subject to such Vested Company RSU Award, plus (ii) the amount of any accrued but unpaid dividend equivalent rights. Each Unvested Company RSU Award will be converted into a Replacement RSU Award. Each Replacement RSU Award will earn interest at the prevailing money market rate of a specified Company money market fund, or the holder may elect to notionally invest fifty percent (50%) or one hundred percent (100%) of the cash in an underlying mutual fund or funds chosen from an approved list. Each Replacement RSU Award otherwise will have the same terms and conditions (including with respect to vesting and payment timing) as applied to the Unvested Company RSU Award for which it was exchanged.

Company PSU Awards. Each Vested Company PSU Award will terminate and be cancelled as of immediately prior to the Effective Time in exchange for the right to receive a lump sum cash payment equal to (i) (a) the Merger Consideration, multiplied by (b) the number of Shares subject to such Vested Company PSU Award immediately prior to the Effective Time (with any applicable performance goals deemed satisfied based on actual performance), plus (ii) the amount of any accrued but unpaid dividend equivalent rights. Each Unvested Company PSU Award will be converted into a Replacement PSU Award (with any applicable performance goals deemed satisfied at one hundred twenty percent (120%) of target). Each Replacement PSU Award will earn interest at the prevailing money market rate of a specified Company money market fund, or the holder may elect to notionally invest fifty percent (50%) or one hundred percent (100%) of the cash in an underlying mutual fund or funds chosen from an approved list. Each Replacement PSU Award otherwise will have the same terms and conditions (including with respect to service-based vesting and payment timing but excluding any performance-based vesting conditions) as applied to the Unvested Company PSU Award for which it was exchanged.

Value to Executive Officers in Respect of Company Equity Awards

Based on the assumptions described above under “— Certain Assumptions”, the table below sets forth the number of Company equity awards held by the executive officers and the value that the executive officers can expect to receive for such awards at the Effective Time based on the per-share merger consideration equal to $52.00. Depending on when the merger is completed, certain awards that are assumed to be unvested and included in the table below may vest or be forfeited pursuant to their terms, independent of the merger.

	Company RSU Awards		Company PSU Awards
Name	Number (#)	Value ($)	Number(1) (#)	Value ($)
Executive Officers
Ali Dibadj	356,844	$18,555,888	834,987	$43,419,324
Roger Thompson	45,484	$2,365,168	69,755	$3,627,260
William Cassidy	106,153	$5,519,956	15,870	$825,240
Michelle Rosenberg	47,582	$2,474,264	65,630	$3,412,760
James Lowry	26,806	$1,393,912	34,852	$1,812,304
Georgina Fogo	30,501	$1,586,052	25,247	$1,312,854
Megan Podzorov	11,461	$595,972	7,936	$412,672

(1)	Other than for the Company PSUs granted to Mr. Dibadj on May 12, 2025, the number of Company PSU Awards included in this column is based on an assumed level of performance goals for Unvested Company PSU Awards of one hundred twenty percent (120%) of target. The number of Company PSUs granted to Mr. Dibadj on May 12, 2025 is based on an assumed level of performance at one hundred percent (100%) of target.

Value to Directors in Respect of Company Equity Awards

Each current non-employee director of the Company, other than the Chair of the Board, holds 4,238 unvested Company RSU Awards as of March 6, 2026 which are scheduled to vest on May 2, 2026. Based on the per-share merger consideration equal to $49.00, the value of these awards for each director, other than the Chair of the Board, is $220,376. The Chair of the Board has deferred 17,605 Company RSU Awards as of March 6, 2026 that will be distributed in connection with the Merger and, based on the per-share merger consideration equal to $49.00, the value of these deferred awards is $915,460. The Company may grant its annual equity awards with a grant date fair value of $170,000 to the Company’s non-employee directors, and $305,000 to the Company’s Chair of the Board, in May of 2026. Any outstanding Company RSUs held by our non-employee directors will terminate and be cancelled as of immediately prior to the Effective Time in exchange for the right to receive a lump sum cash payment equal to (a) (I) the Merger Consideration, multiplied by (II) the number of Shares subject to such Company RSU Award, plus (b) the amount of any accrued but unpaid dividend equivalent rights.

Potential Severance Payments Upon an Involuntary Termination Following the Effective Time

Upon an involuntary termination of employment without cause or his resignation for good reason following the Effective Time, Mr. Dibadj will be entitled to severance in accordance with his employment agreement. Payments would include the following:

•	A lump sum cash amount equal to three times annual total cash compensation (including base salary and target cash bonus);

•	Any unpaid portion of variable cash compensation relating to a previously completed fiscal year;

•	A cash payment equal to the target cash bonus for the year of termination, prorated through the date of termination;

•	Vesting of any unvested replacement awards; and

•	Continued medical, dental and vision coverage at the Surviving Company’s expense for a period up to eighteen (18) months following the date of termination.

Except with respect to Mr. Dibadj, upon an involuntary termination of employment without cause following the Effective Time, the Company’s other executive officers would be entitled to the severance benefits consistent with the severance benefits offered to all other employees. Payments would include the following:

•	A cash payment equal to a number of months of base salary (determined based on the individual’s length of service), and subject to a minimum of three (3) and a maximum of twelve (12) months;

•	A payment in lieu of notice, if applicable, as described in the service agreements with certain executive officers;

•	A pro rata portion of total variable cash compensation based on the previous year’s actual variable cash compensation (assuming termination after July 1);

•	Vesting of any unvested replacement awards and fund unit awards; and

•	A cash payment equal to the value of continued health benefits for the length of the severance period.

Based on the assumptions described above under “— Certain Assumptions”, the table below sets forth the estimated value of the severance payments and benefits that the executive officers of the Company would be eligible to receive upon an involuntary termination of employment without cause (or, solely in the case of Mr. Dibadj, a resignation with good reason) following the Effective Time. The estimated amounts below do not attempt to quantify any reductions in order to eliminate any applicable “golden parachute” excise taxes under the Internal Revenue Code of 1986, as amended (the “Code”).

	Severance Payments ($)	Payment in Lieu of Notice ($)	Equity(3) ($)	Medical, Dental and Vision Benefits ($)
Executive Officers
Ali Dibadj	$18,415,000	—	$61,975,212	$40,790
Roger Thompson(1)	$526,920	$526,920	$5,992,428	—
William Cassidy	$500,000	—	$6,345,196	$26,113
Michelle Rosenberg	$500,000	—	$5,887,024	$29,611
James Lowry(2)	—	—	$3,206,216	—
Georgina Fogo	$526,920	$263,460	$2,898,896	—
Megan Podzorov	$500,000	—	$1,069,036	$27,485

(1)	Mr. Thompson is expected to retire from the Company on March 31, 2026. The amounts reflected in the table above may differ from the payments and benefits that Mr. Thompson will receive pursuant to the terms of his retirement agreement.

(2)	Mr. Lowry is no longer employed with the Company and not eligible to receive severance payments or benefits other than continued vesting of outstanding equity awards.

(3)	Reflects the value of matching awards granted in connection with purchases made under the ESPP or matching shares issued under the BAYE, replacement awards and fund unit awards that would vest on an accelerated basis or continue to vest in accordance with their regular vesting schedule.

Arrangements with the Surviving Company Following the Merger

Prior to the Effective Time, Parent may, in its discretion, initiate negotiations of agreements, arrangements and understandings with certain of the Company’s directors and executive officers regarding employment, compensation and benefits with, and the right to purchase (including by reinvesting all or a portion of their existing equity in the Company) or participate in the equity of, Parent or one or more of its affiliates, and may enter into definitive agreements with certain of the Company’s directors and executive officers regarding continued employment or services, in each case taking effect at the Effective Time. Further to this, the Amendment provides that, following receipt of the Required Company Vote and subject to compliance with applicable law, Parent may make available to employees of the Company capacity for rollover and other equity purchase and/or participation opportunities, such employees to be identified based on their expressed interest and in consultation with senior management of the Company. It is also expected that the Company and Trian and General Catalyst will work together to develop a new long-term incentive plan for the Company to be implemented following the closing. It is expected that (i) Ali Dibadj will continue as Chief Executive Officer of the Surviving Company following the consummation of the merger, (ii) Sukh Grewal will serve as Chief Financial Officer of the Surviving Company following the consummation of the merger, and (iii) each of Mr. Dibadj, Mr. Grewal and Michelle Rosenberg will serve as directors of the Surviving Company following the merger.

Merger-Related Compensation for the Company’s Named Executive Officers

The information set forth in the table below is intended to comply with Item 402(t) of the SEC’s Regulation S-K, which requires disclosure of information about certain compensation for each named executive officer of the Company that is based on, or otherwise relates to, the contemplated merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the merger-related compensation payable to the named executive officers of the Company. The merger-related compensation payable to these individuals is the subject of an advisory (non-binding) vote of the Company’s shareholders, as described below in the section of the definitive proxy statement titled “Proposal 3 — Non-Binding Compensation Advisory Proposal.”

The amounts shown in the table below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below and in the footnotes to the table, and do not reflect certain compensation actions that may occur before completion of the merger. For purposes of calculating such amounts, the assumptions described above under “Special Factors — Interests of Directors and Executive Officers in the Merger — Certain Assumptions” were used.

Golden Parachute Compensation

Name	Cash ($)(3)	Equity ($)(4)	Benefits ($)(5)	Total ($)(6)
Ali Dibadj	$18,415,000	$61,975,212	$40,790	$80,431,002
Roger Thompson(1)	$1,053,840	$5,992,428	—	$7,046,268
William Cassidy	$500,000	$6,345,196	$26,113	$6,871,309
Michelle Rosenberg	$500,000	$5,887,024	$29,611	$6,416,635
James Lowry(2)	—	$3,206,216	—	$3,206,216

(1)	Mr. Thompson is expected to retire from the Company on March 31, 2026. The amounts reflected in the table above may differ from the payments and benefits that Mr. Thompson will receive pursuant to the terms of his retirement agreement.

(2)	Mr. Lowry is no longer employed with the Company and not eligible to receive severance payments or benefits other than continued vesting of outstanding equity awards.

(3)	The amounts in this column represent a cash severance payment equal to twelve (12) months of base salary for each Messrs. Thompson and Cassidy and Ms. Rosenberg and pay in lieu of notice for Mr. Thompson. In respect of Mr. Dibadj, the amount in this column represents a lump sum amount equal to three (3) times annual total cash compensation and the prorated target cash bonus. The amounts shown in this column are “double-trigger” and will not be payable unless the named executive officer’s employment is terminated by the employer without cause (or, solely in the case of Mr. Dibadj, a resignation with good reason) following the Effective Time.

(4)	The amounts in this column represent the value of and the accelerated vesting of Vested Company RSU Awards and replacement awards held by the named executive officers based on the per-share merger consideration equal to $52.00. The amounts shown in the table below in respect of replacement awards are “double trigger” and will not be payable following a change in control unless the named executive officer’s employment is terminated by the employer without cause (or, solely in the case of Mr. Dibadj, resignation with good reason), which is assumed for purposes of this column to occur immediately following the Effective Time. The amounts shown in the table below in respect of Vested Company RSU Awards are “single trigger” and, except for Mr. Thompson, represent the matching awards granted in connection with purchases made under the ESPP. Solely in respect of Mr. Thompson, such amount represents the matching shares issued under the BAYE. For further details regarding the treatment of the Company’s equity-based awards in connection with the merger, see the section entitled “Special Factors — Interests of Directors and Executive Officers in the Merger — Treatment of Company Equity Awards.”

	Vested Company RSU Awards		Replacement RSU Awards		Replacement PSU Awards
Name	Number (#)	Value ($)	Number (#)	Value ($)	Number (#)	Value ($)
Executive Officers
Ali Dibadj	88	$4,576	356,756	$18,551,312	834,987	$43,419,324
Roger Thompson	75	$3,900	45,409	$2,361,268	69,755	$3,627,260
William Cassidy	88	$4,576	106,065	$5,515,380	15,870	825,240
Michelle Rosenberg	88	$4,576	47,494	$2,469,688	65,630	$3,412,760
James Lowry	—	—	26,806	$1,393,912	34,852	$1,812,304

(5)	The amounts in this column represent the total cost to the Company of the continued medical, dental and vision benefits for eighteen (18) months for Mr. Dibadj and twelve (12) months for each of Mr. Cassidy and Ms. Rosenberg. The amounts shown in this column are “double-trigger” and will not be payable unless the named executive officer’s employment is terminated by the employer without cause (or, solely in the case of Mr. Dibadj, a resignation with good reason) following the Effective Time.

(6)	The total amounts do not reflect any reductions to “parachute payments” as defined by Code Section 280G to avoid any applicable excise tax thereunder. A definitive analysis of the need, if any, for such reductions will depend on the Effective Time, the date of termination (if any) of the named executive officer and certain other assumptions used in the applicable calculations.

Equity Interests of Directors and Executive Officers

Information regarding the beneficial ownership of Shares by each of our directors and named executive officers can be found in the section entitled “Security Ownership of Certain Beneficial Owners and Management” beginning on page 132 of the definitive proxy statement. Any Shares owned by the directors and named executive officers of Janus Henderson at the Effective Time will be converted into the right to receive the same per Share cash consideration as is payable to other Janus Henderson shareholders under the merger agreement. Accordingly, it is estimated that, at the Effective Time, the 465,200 Shares beneficially owned by our directors and named executive officers as of the measurement date, as set forth in the section entitled “Security Ownership of Certain Beneficial Owners and Management” beginning on page 132 of the definitive proxy statement, will be converted into the right to receive an aggregate amount equal to $24,190,400 in cash proceeds, in the aggregate.

Material Interests under Article 127F(2)(a)(v) of the Companies Law

Janus Henderson

Directors and officers of the Company may have interests (aside from their interests as holders of the Company’s Shares and equity interests satisfied by the Company’s Shares) in the merger that are different from, or in addition to, a person’s interests as a shareholder in the Company or Merger Sub. These include that: (1) Brian Baldwin and Josh Frank, each a director of the Company, are each designees of Trian and each is an affiliate of Trian, (2) each of the members of the Special Committee (John Cassaday, Kevin Dolan and Anne Sheehan) is entitled to receive fees in connection with his or her service on the Special Committee, (3) the Company’s directors and officers are entitled to continued indemnification and insurance coverage under the merger agreement and indemnification agreements between such individuals and the Company, (4) certain of the executive officers of the Company are expected to remain in service with the Company following the consummation of the merger, including Ali Dibadj, a director of the Company and the Chief Executive Officer of the Company (and Ali Dibadj, Sukh Grewal and Michelle Rosenberg are also expected to be the directors of the Company following the consummation of the Merger), (5) certain equity awards held by the executive officers of the Company that are fully vested as of the consummation of the merger will be cancelled upon the consummation of the merger and converted into the right to receive a cash payment based on merger consideration, (6) certain unvested equity awards held by directors of the Company will be fully vested as of immediately prior to the consummation of the merger and cancelled and converted into the right to receive a cash payment based on the merger consideration, (7) certain unvested equity awards held by executive officers of the Company will be replaced with cash and/or cash-based awards (or, in lieu of cash or cash-based awards, with profits interests grants in Parent or an affiliate (or other awards)), which replacement awards will remain outstanding following the consummation of the merger and may vest upon a qualifying termination of employment following the consummation of the merger, (8) executive officers of the Company may receive severance payments and benefits under the applicable employment agreement or the Company’s severance practices upon a qualifying termination of employment following the consummation of the merger and (9) certain executive officers of the Company may receive retention awards in connection with the merger. The Special Committee and the Board were aware of and considered these interests. Further, it is noted that, pursuant to Article 75 of the Companies Law and the articles of association of the Company, any director of the Company who has, directly or indirectly, an interest in a transaction entered into or proposed to be entered into by the Company or by a subsidiary of the Company which to a material extent conflicts or may conflict with the interests of the Company and of which the director is aware, is required to disclose to the Company the nature and extent of the director’s interest and, in furtherance of that requirement, Brian Baldwin and Josh Frank disclosed their previously noted relationship with Trian and Ali Dibadj disclosed that he was expecting to continue as Chief Executive Officer of the Company following the consummation of the merger.

Merger Sub

Thomas Williamson and Michelle Carter are employees of Ogier Global (Jersey) Limited, which together with its affiliated entities, provides corporate administration and secretarial services to Merger Sub and Parent. Thomas Williamson and Michelle Carter are also the directors of Parent and Jupiter Acquisition Limited, a private limited company incorporated under the laws of Jersey and the sole shareholder of Parent.

Update to Intent of Janus Henderson’s Directors and Executive Officers to Vote in Favor of the Merger

Janus Henderson’s directors and executive officers have informed Janus Henderson that, as of the date of this proxy supplement, they intend to vote all of their Shares in favor of the proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger, the adjournment proposal and the non-binding compensation advisory proposal. As of the measurement date, Janus Henderson’s directors and executive officers beneficially owned, in the aggregate, approximately 0.3% of the voting power of the Shares outstanding (such figure excludes the approximately 20.7% beneficially owned by the Trian Shareholder).

Update to Certain Effects of the Merger

The following information supplements and, where applicable, replaces the corresponding information previously provided in the section entitled “Special Factors — Certain Effects of the Merger” beginning on page 70 of the definitive proxy statement.

Benefits of the Merger to the Unaffiliated Security Holders

The primary benefit of the merger to the unaffiliated security holders will be their right to receive the per-share merger consideration for each Share held by such shareholder as described above. This amount constitutes a premium of approximately 25% to the unaffected closing price of the Shares of $41.63 per share on October 24, 2025, the last full trading day before media reports that Janus Henderson was exploring a potential transaction and a premium of approximately 13% over the closing price of the Shares on December 19, 2025, the last full trading day before the execution of the merger agreement and the public announcement of the merger. Additionally, such shareholders will avoid the risk after the merger of any possible decrease in Janus Henderson’s future earnings, growth or value.

Detriments of the Merger to the Unaffiliated Security Holders

The primary detriment of the merger to the unaffiliated security holders is the lack of an interest of such shareholder in the potential future earnings, growth or value realized by Janus Henderson after the merger, including as a result of any sale of Janus Henderson or its assets to a third party in the future. Additionally, the receipt of cash in exchange for Janus Henderson Shares pursuant to the merger will generally be a taxable sale transaction for U.S. federal income tax purposes to U.S. holders (as defined in the section entitled “Special Factors — U.S. Federal Income Tax Considerations for U.S. Holders,” beginning on page 74 of the definitive proxy statement) who surrender their Shares in the merger to the extent that such shareholder have any gain on their Shares or loss on their Shares if such loss is subject to limitation, which will generally end tax deferral on any unrecognized gain or loss built into such Shares.

Update to Consequences If the Merger Is Not Completed

The second paragraph of the section entitled “Consequences If the Merger is not Completed” beginning on page 72 of the definitive proxy statement is replaced in its entirety with the language below.

Upon termination of the merger agreement under specified circumstances, Janus Henderson will be required to pay Parent a termination fee of either $394,000,000 or $275,800,000. The lesser amount of the termination fee will be payable if the Expense Reimbursement is paid or becomes payable by Janus Henderson to Parent due to the failure of Janus Henderson to obtain the Required Company Vote. This Expense Reimbursement will become payable if either Parent or Janus Henderson terminates the merger agreement because of the failure to obtain the Required Company Vote, and will be fixed at $118,200,000. The merger agreement also provides that Parent may be required to pay Janus Henderson a reverse termination fee of $222,850,000 if the merger agreement is terminated under specified circumstances (the “reverse termination fee”). For additional information, see the section entitled “The Agreement and Plan of Merger — Expenses; Termination Fees” on page 119 of the definitive proxy statement and the section entitled “Summary of the Amendment to the Merger Agreement” on page 32 of this proxy supplement.

Right to Object

Pursuant to Article 127FB of the Companies Law, following the approval by the Company shareholders of the merger at the special meeting, any Company shareholder has the right to apply to the Royal Court of Jersey on the grounds that the merger would unfairly prejudice their interests. An application to the Royal Court of Jersey objecting to the merger may not be made (i) more than 21 days after the merger has been approved by the Company shareholders at the special meeting or (ii) by a Company shareholder if such shareholder voted in favor of the merger. The Companies Law does not preclude a member who fails to vote their Shares on the merger proposal from making such an application. In view of this, dissenters and abstainers may bring such an application to court.

On an application to the Royal Court of Jersey in objection of the merger, the court may, if satisfied that such application is well-founded, make an order as it thinks fit for giving relief in respect of the matters complained of, subject to certain rights of the Company and Merger Sub to terminate the merger. Such order will typically be tailored to the relief sought by the applicant but may include a restraint on the merger, impose conditions on the merger or provide for the purchase of the shares of the applicant Janus Henderson shareholder, including by Janus Henderson itself.

If you are a “street name” holder of Shares (i.e., you beneficially own Shares for which your bank, broker, trust or other nominee is the registered holder), you are not a Company shareholder / holder of record within the meaning of the Companies Law. In order to make an application to the Royal Court of Jersey in objection of the merger pursuant to Article 127FB of the Companies Law it would be necessary for you to cause your Shares to be transferred directly to you. You should contact your bank, broker, trust or nominee through which you hold Shares in “street name” who should be able to advise you on process.

Update to Financing

On March 24, 2026, Parent entered into amendments to (a) that certain debt commitment letter, as supplemented by that certain letter agreement and fee letter, dated as of January 21, 2026, from the lender parties thereto (each, a “lender” and collectively, the “lenders”), pursuant to which the lenders have committed, subject to the terms and conditions thereof, to provide debt financing in the aggregate amount of $3,900,000,000 (the “debt commitment letter”); and (b) that certain equity commitment letter (i) by and among the Trian Equity Investors (as defined in the merger agreement) and Parent, and (ii) by and between GC Jupiter Investors, LP and Parent, pursuant to which such investors have agreed, subject to the terms and conditions thereof, to increase their commitment amounts to $661,600,000 and $1,075,000,000, respectively (collectively, the “equity commitment letters”, and together with the preferred equity commitment letter and the debt commitment letter, the “commitment letters”). The preferred equity commitment letter, dated as of December 21, 2025, with Massachusetts Mutual Life Insurance Company and the equity commitment letter, dated as of December 21, 2025, with Qatar Holding LLC remain in full force and effect and were not amended. Parent has delivered to Janus Henderson all such fully executed commitment letters and any fee letters related thereto. The equity and debt financing described above is in addition to the Shares the Trian Shareholder will contribute, through a series of transactions contemplated by the Voting and Rollover Agreement, to Parent in exchange for equity interests in an indirect parent company of Parent.

Update to Litigation Relating to the Merger

As of the date of this proxy supplement, Janus Henderson has received demand letters from purported shareholders, and complaints have been filed in the New York Supreme Court by purported shareholders against Janus Henderson, alleging deficiencies and/or omissions in the definitive proxy statement that Janus Henderson filed on March 11, 2026. See Stevens v. Janus Henderson Group plc, et al., No. 651679-2026; Malone v. Janus Henderson Group plc, et al., No. 651771-2026. The complaints seek an injunction of the transaction, declaratory relief, actual and punitive damages, attorneys’ fees and expenses, expert fees and other expenses, and other relief the Court may find just and proper. Janus Henderson believes that the allegations in these demand letters and complaints are without merit.

Potential plaintiffs may file additional lawsuits or send additional demand letters in connection with the Merger. The outcome of any future litigation is uncertain. Such litigation, if not resolved, could prevent or delay consummation of the merger and result in substantial costs to Janus Henderson including any costs associated with the indemnification of directors and officers. One of the conditions to the consummation of the merger is that no legal restraints preventing or prohibiting the consummation of the merger shall be in effect at the time of Closing. Therefore, if a plaintiff were successful in obtaining an injunction prohibiting the consummation of the merger on the agreed-upon terms, then such injunction may prevent the merger from being consummated, or from being consummated within the expected time frame.

UPDATE TO IMPORTANT INFORMATION REGARDING JANUS HENDERSON

The following information supplements and, where applicable, replaces the corresponding information previously provided in the section entitled “Important Information Regarding Janus Henderson” beginning on page 138 of the definitive proxy statement.

Market Price of Janus Henderson Shares

On March 26, 2026, the most recent practicable date before this proxy supplement was distributed to Janus Henderson’s shareholders, the closing price of Janus Henderson Shares on the NYSE was $51.39. You are encouraged to obtain current market quotations in connection with voting your Shares.

Dividends

Janus Henderson began paying dividends on its Shares in 2017. The Board declared quarterly cash dividends totaling $0.40 per Share for each of the first three (3) quarters of fiscal year 2025. The Company has suspended the payment of its regular quarterly dividend from and after the signing of the merger agreement. However, the Amendment permits the Company to declare, set aside or pay a quarterly dividend not to exceed $1.00 per share of Company Common Stock beginning with fiscal quarters commencing on or after July 1, 2026, with declaration and payment dates consistent with past practice, and subject to the prior satisfaction or waiver by Parent of certain conditions, including (but not limited to) receipt of the (a) Required Company Vote to approve the Merger and (b) required Client Consent Percentage. Even where permitted by the merger agreement, the declaration of dividends is a decision made by the Board based on factors that the Board deem relevant, subject to the Companies Law.

SUMMARY OF AMENDMENT TO THE MERGER AGREEMENT; UPDATE TO THE AGREEMENT AND PLAN OF MERGER

On March 24, 2026, the Company, Parent and Merger Sub entered into the Amendment to amend the original merger agreement. The definitive proxy statement includes the original merger agreement attached as Annex A thereto, and also includes a summary of the original merger agreement, beginning on page 93 of the definitive proxy statement.

The material provisions of the Amendment summarized below and elsewhere in this proxy supplement are qualified in their entirety by reference to the Amendment, a copy of which is attached to this proxy supplement as Annex A, which is incorporated by reference in this proxy supplement. This summary does not purport to be complete and may not contain all of the information about the amendment that is important to you. We encourage you to read the amendment carefully in its entirety. This summary supplements and supersedes those portions of summary of the original merger agreement, beginning on page 93 of the definitive proxy statement, that are addressed herein.

Increase in Merger Consideration

The Amendment increases the cash consideration to be paid by Parent for each Share issued and outstanding immediately prior to the Effective Time (except for shares held by Parent and as otherwise provided in the merger agreement) from $49.00 to $52.00 per Share in cash, without interest;

Increase in Termination Fees and Expense Reimbursement

The Company has agreed to pay Parent a termination fee of either $394,000,000 or $275,800,000 (depending on whether the Expense Reimbursement becomes payable by the Company) (the “termination fee”) if:

•	Parent terminates prior to the receipt of the Required Company Vote if there has been a change in recommendation by the Board or if the Board has approved or recommended an acquisition proposal (or the Board, upon the recommendation of the Special Committee, resolves to do any of the foregoing);

•	Parent terminates in connection with the Company’s failure to call or hold the special meeting pursuant to the terms of the merger agreement;

•	Parent terminates because of the Company’s intentional breach of its material non-solicitation obligations as described in the section entitled “The Agreement and Plan of Merger — Restriction on Solicitation of Competing Proposals” in the definitive proxy statement; or

•	Parent or the Company terminates because (i) the Effective Time has not occurred on or before the Termination Date (it being understood the Termination Date may be extended under certain circumstances as described in the merger agreement) solely if Required Company Vote has not been obtained; (ii) at or prior to the time of the special meeting a bona fide written acquisition proposal has been publicly disclosed or announced and not withdrawn prior to the special meeting; and (iii) within twelve (12) months following the termination of the merger agreement, the Company enters into a definitive agreement with respect to, or consummates, an acquisition proposal.

If either the Company or Parent terminates the merger agreement due to the failure of the Company to obtain the Required Company Vote, then the Company will pay to Parent, as promptly as reasonably practicable (and, in any event, within two business days following the Parent’s delivery of an invoice) a fixed payment of $118,200,000 (the “Expense Reimbursement”). If the Expense Reimbursement is paid or becomes payable then the termination fee will be $275,800,000.

If the Company terminates the merger agreement due to (i) a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in the merger agreement such that the conditions set forth in “— Conditions to Each Party’s Obligations — Conditions to the Company’s Obligations” above would not be satisfied and such breach is not curable, or (other than an intentional breach by Parent of certain material covenants) if such breach is curable, such breach was not cured prior to the earlier of (A) thirty days following notice of such breach and (B) the Termination Date or (ii) the failure of Parent and Merger Sub to consummate the merger after satisfaction or waiver of all conditions to closing following the procedures described above, Parent will be required to pay the Company a reverse termination fee equal to $222,850,000. In no event will the Company or Parent be obligated to pay a termination fee or reverse termination fee, respectively, on more than one occasion.

Dividends

The Amendment allows the Company to declare, set aside or pay a quarterly dividend not to exceed $1.00 per Share beginning with fiscal quarters commencing on or after July 1, 2026, with declaration and payment dates consistent with past practice, and subject to the prior satisfaction or waiver by Parent of certain conditions, including (but not limited to) receipt of the (a) Required Company Vote and (b) required consents from clients representing at least 80% of the Company’s Revenue Run-Rate (as defined in the definitive proxy statement).

Employee Rollover and Equity Purchases

The Amendment allows Parent to, following receipt of the Required Company Vote and subject to compliance with applicable law, make available to employees of the Company capacity for rollover and other equity purchases and/or participation opportunities, such employees to be identified based on their expressed interest and in consultation with senior management of the Company, provided that no such opportunity shall create any obligation or other liability of the Company prior to the closing.

WHERE YOU CAN FIND MORE INFORMATION

Because the merger is a “going-private” transaction, the Company and the Buyer Filing Parties have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, can be obtained by following the directions set forth below. The Schedule 13E-3 will be amended to report promptly any material change in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at www.sec.gov.

Statements contained in the definitive proxy statement or this proxy supplement, or in any document incorporated in the definitive proxy statement or this proxy supplement by reference, regarding the contents of any contract or other document, are not necessarily complete, and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy supplement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy supplement, except for any information superseded by information in this proxy supplement.

We also incorporate by reference the documents listed below (provided that we are not incorporating by reference any information furnished to, but not filed with, the SEC):

•	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed on February 25, 2026;

•	the Company’s Current Reports on Form 8-K filed on May 9, 2025, May 16, 2025, August 18, 2025, October 27, 2025, December 22, 2025 and March 24, 2026 (other than portions of a Current Report on Form 8-K that is furnished under Item 2.02 or Item 7.01, including any exhibits included with such Items unless otherwise indicated therein); and

•	the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on March 21, 2025.

Copies of any of the documents we file with the SEC may be obtained free of charge either on our website or by contacting our Company Secretary at Janus Henderson Group plc, 151 Detroit Street Denver, Colorado 80206. The information provided on our website is not part of this proxy supplement and is not incorporated by reference in this proxy supplement by any other reference to our website in this proxy supplement.

If you would like to request documents from us, please do so as soon as possible before the date of the special meeting in order to receive timely delivery of those documents prior to the special meeting.

THIS PROXY SUPPLEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY SUPPLEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY SUPPLEMENT. THIS PROXY SUPPLEMENT IS DATED MARCH 27, 2026. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY SUPPLEMENT TO SHAREHOLDERS WILL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ACCOMPANYING DOCUMENTS REQUIRED BY ARTICLE 127F OF THE COMPANIES LAW

Pursuant to Article 127F of the Companies Law, the following has been provided as follows:

•	a copy of the merger agreement was attached to the definitive proxy statement as Annex A;

•	a copy of the Amendment is attached hereto as Annex A;

•	a copy of the Surviving Company’s Memorandum of Association, substantially in the form set forth in Exhibit A to the merger agreement, attached to the definitive proxy statement as Annex A;

•	a copy of the Surviving Company’s proposed articles of association, substantially in the form set forth in Exhibit A to the merger agreement, attached to the definitive proxy statement as Annex A;

•	a copy of the certificates signed under Article 127E(5) of the Companies Law, attached hereto as Annex C; and

•	a copy of the certificate signed under Article 127E(6) of the Companies Law, attached hereto as Annex D.

Annex A

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This Amendment No. 1, dated as of March 24, 2026 (this “Amendment”), to the Agreement and Plan of Merger (the “Agreement”), dated as of December 21, 2025, is entered into by and among Jupiter Company Limited, a company incorporated in Jersey (the “Parent”), Jupiter Merger Sub Limited, a company incorporated in Jersey and a Wholly Owned Subsidiary of Parent (“Merger Sub”), and Janus Henderson Group plc, a company incorporated in Jersey (the “Company”).

WHEREAS, the Company, Parent and Merger Sub have previously entered into the Agreement pursuant to which, among other things, Merger Sub will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent;

WHEREAS, the Company, Parent and Merger Sub desire to amend the Agreement in accordance with Section 9.3 of the Agreement; and

WHEREAS, each party’s Boards of Directors (and, in the case of the Company, upon the recommendation of the Special Committee) has authorized such party’s execution and delivery of this Amendment.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth in this Amendment, and other good and valuable consideration, the adequacy and receipt of which hereby are acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

Section 1.1         All capitalized terms used herein shall have the meanings set forth in the Agreement, unless the context indicates otherwise.

Section 1.2         Section 1.7(a)(i) of the Agreement is hereby amended by replacing the reference in such Section to “$49.00” with “$52.00”.

Section 1.3         Section 9.2(c) of the Agreement is hereby amended by (i) replacing the reference in such Section to “$297,130,000” with “$394,000,000” and (ii) replacing the reference in such Section to “$222,850,000” with “$275,800,000”.

Section 1.4         Section 9.2(f) of the Agreement is hereby amended by replacing the text following the first parenthetical phrase with “an amount equal to $118,200,000 (the “Expense Reimbursement”)”.

Section 1.5         Section 5.1(a)(iv)(B) of the Agreement is hereby deleted in its entirety and replaced with the following: “declare, set aside or pay any dividends or other distribution in respect of shares of the capital stock of the Company (other than (x) with respect to fiscal quarters beginning on or after July 1, 2026, a quarterly dividend not to exceed $1.00 per share of Company Common Stock, with declaration and payment dates consistent with past practice; provided that at the time of any such declaration date the conditions set forth in Section 8.1(a) and (b) and Section 8.2 have been satisfied or waived by Parent (other than those conditions that by their nature are to be satisfied at the Closing, but which are capable of being satisfied at the Closing, provided that each such condition would be satisfied if the Closing were held on such date) and (y) declaring, setting aside or paying dividends payable by any direct or indirect Subsidiary of the Company to the Company or any of its Subsidiaries); or”.

Section 1.6         Section 6.2 of the Agreement is hereby amended by adding the following new subsection (e) thereto:

“(e)      Following receipt of the Required Company Vote and subject to compliance with Applicable Law, Parent may make available to employees of the Company capacity for rollover and other equity purchase and/or participation opportunities, such employees to be identified based on their expressed interest and in consultation with senior management of the Company, provided that no such opportunity shall create any obligation or other liability of the Company prior to the Closing.”

Section 1.7         Except as otherwise expressly provided herein, the Agreement shall remain unchanged and in full force and effect.

Section 1.8         From and after the execution of this Amendment by the parties hereto, any reference to the Agreement, and each reference in the Agreement to “this Agreement,” “hereof,” “herein,” “hereby,” “hereto,” “herewith,” “hereunder” and derivative or similar words, shall be deemed to be a reference to the Agreement as amended by this Amendment. Each reference in the Agreement, as amended hereby, to “the Effective Date”, “the date of this Agreement”, “the date hereof” or any similar reference shall continue to refer to December 21, 2025.

Section 1.9         Sections 10.3 (Successors and Assigns), 10.4 (Governing Law; Jurisdiction; Specific Performance), 10.5 (Expenses), 10.6 (Severability; Construction), 10.7 (Notices), 10.8 (Entire Agreement), 10.9 (Parties in Interest), 10.10 (Section and Paragraph Headings), 10.11 (Counterparts), Section 10.14 (Non-Recourse) and 10.15 (Interpretative Provisions) of the Agreement shall apply mutatis mutandis to this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first above written.

JANUS HENDERSON GROUP PLC

By:	/s/ Ali Dibadj
	Name:	Ali Dibadj
	Title:	Chief Executive Officer

JUPITER COMPANY LIMITED

By:	/s/ Nelson Peltz
	Name:	Nelson Peltz
	Title:	Authorized Signatory

JUPITER MERGER SUB LIMITED

By:	/s/ Nelson Peltz
	Name:	Nelson Peltz
	Title:	Authorized Signatory

Annex B

PERSONAL AND CONFIDENTIAL

March 24, 2026

Special Committee of the Board of Directors

Janus Henderson Group plc

201 Bishopsgate

London EC2M 3AE

United Kingdom

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than Jupiter Company Limited (“Parent”), Trian Partners AM Holdco II, Ltd. and their respective affiliates) of the outstanding shares of common stock, par value $1.50 per share (the “Shares”), of Janus Henderson Group plc (the “Company”) of the $52.00 in cash per Share to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of December 21, 2025 (the “Initial Merger Agreement”), as amended by Amendment No. 1, dated as of March 24, 2026 (the “Amendment”, and the Initial Merger Agreement as amended by the Amendment, the “Agreement”), by and among Parent, Jupiter Merger Sub Limited, a wholly owned subsidiary of Parent, and the Company.

Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting, lending, and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Parent, any of their respective affiliates and third parties, including Trian Fund Management, L.P., a significant shareholder of the Company and an affiliate of Parent (“Trian Fund”), General Catalyst Group Management, LLC, an affiliate of Parent (“General Catalyst”), Qatar Investment Authority, an affiliate of Parent (“QIA”), Massachusetts Mutual Life Insurance Company, an affiliate of Parent (“MassMutual”), and any of their respective affiliates and, as applicable, portfolio companies, including the State of Qatar, the parent of QIA, and/or its agencies and instrumentalities or any currency or commodity that may be involved in the transactions contemplated by the Agreement (the “Transaction”). Goldman Sachs Investment Banking has an existing lending relationship with General Catalyst, QIA, MassMutual or their respective majority owned subsidiaries (excluding, if applicable, portfolio companies) or funds. We have acted as financial advisor to the Special Committee of the Board of Directors of the Company (the “Special Committee”) in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. Goldman Sachs & Co. LLC and/or its affiliates have provided certain financial advisory and/or underwriting services to General Catalyst and/or its affiliates and portfolio companies from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation, including having acted as agent in connection with the private placement of senior unsecured bonds by Stripe Inc., an affiliate of General Catalyst, in September 2025; and as book runner in connection with the issuance of investment grade bonds by Airbnb, Inc., an affiliate of General Catalyst, in March 2026. Goldman Sachs & Co. LLC and/or its affiliates also have provided certain financial advisory and/or underwriting services to QIA and/or its affiliates and portfolio companies from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation, including having acted as book runner in connection with the potential sale of shares of London Stock Exchange Group Plc, an affiliate of QIA, in May 2024; as book runner in connection with a risk bid in J Sainsbury plc by QIA in October 2024; as financial advisor to QIA in connection with its acquisition of a stake in Qatar District Cooling Company Q.C.S.C. in November 2024; as book runner in connection with the repricing of a term loan and revolver of Oryx Midstream Services LLC, an affiliate of QIA, in January 2025; and as financial advisor to QIA in connection with its acquisition of a stake in Sauber Motorsport AG in July 2025. Goldman Sachs & Co. LLC and/or its affiliates also have provided certain financial advisory and/or underwriting services to MassMutual and/or its affiliates from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation, including having acted as book runner in connection with the issuance of investment grade bonds by MassMutual in May 2024; as book runner in connection with the issuance of investment grade bonds by MassMutual in September 2024; and as financial advisor to MassMutual in connection with its sale of a minority stake in Barings LLC in November 2025. Goldman Sachs & Co. LLC and/or its affiliates may also in the future provide financial advisory and/or underwriting services to the Company, Parent, Trian Fund, General Catalyst, QIA, MassMutual, the State of Qatar and/or its agencies and instrumentalities and their respective affiliates and, as applicable, portfolio companies, for which Goldman Sachs Investment Banking may receive compensation. Funds managed by affiliates of Goldman Sachs Investment Banking also are co-invested with General Catalyst, QIA and/or their respective affiliates and have invested in equity interests of funds managed by affiliates of General Catalyst and MassMutual. Such funds managed by affiliates of Goldman Sachs Investment Banking may co-invest with, and invest in equity interests of, Trian Fund, General Catalyst, QIA, MassMutual and/or their respective affiliates or funds managed thereby in the future.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to shareholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 2025; certain interim reports to shareholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its shareholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management, as approved for our use by the Special Committee (the “Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the asset management industry and in other industries; and performed such other studies and analyses, and considered such other factors, including Section 5.1(a)(iv) of the Agreement, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than Parent, Trian Partners AM Holdco II, Ltd. and their respective affiliates) of Shares, as of the date hereof, of the $52.00 in cash per Share to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement, the Voting and Rollover Agreement (as defined in the Agreement) or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or the Voting and Rollover Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $52.00 in cash per Share to be paid to the holders (other than Parent, Trian Partners AM Holdco II, Ltd. and their respective affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which the Shares will trade at any time or, as to the potential effects of volatility in the credit, financial and stock markets on the Company, Parent or the Transaction, or as to the impact of the Transaction on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Special Committee and, with respect to the opinion, the Board of Directors of the Company in connection with their consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $52.00 in cash per Share to be paid to the holders (other than Parent, Trian Partners AM Holdco II, Ltd. and their respective affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

(Goldman Sachs & Co. LLC)

Annex C

JANUS HENDERSON GROUP PLC
COMPANY NUMBER: 101484

(the “Company”)

DIRECTORS’ CERTIFICATE OF SOLVENCY PURSUANT TO ARTICLE 127E(5) OF THE COMPANIES (JERSEY) LAW 1991, AS AMENDED (THE “LAW”)

Pursuant to Part 18B of the Law, on December 21, 2025, the board of directors of the Company approved the merger of the Company with Jupiter Merger Sub Limited, a company incorporated in Jersey with company number 163377 (the “Merging Company”) (the “Merger”) and the Company entered into the Agreement and Plan of Merger, dated as of December 21, 2025, with Jupiter Company Limited, a company incorporated in Jersey (“Parent”), and the Merging Company, a wholly owned subsidiary of Parent (the “Original Merger Agreement”).

On March 24, 2026, the Company entered into an amendment to the Original Merger Agreement with Parent and the Merging Company, among other things, to increase the cash consideration to be paid by Parent for each ordinary share of the Company issued and outstanding immediately prior to the effective time of the Merger.

We, being all the directors of the Company who authorised the Merger HEREBY STATE AND CERTIFY for the purposes of Article 127E(5) of the Law, having made full inquiry into the affairs of the Company, have reaffirmed the opinion and are satisfied on reasonable grounds, that the Company is and will remain until the Merger is completed, able to discharge its liabilities as they fall due.

In support of giving the statement above we have considered and had regard to the (i) Company’s Consolidated Balance Sheets as of December 31, 2025 and 2024, Company’s Consolidated Statements of Comprehensive Income for the Years Ended December 31, 2025, 2024 and 2023, Company’s Consolidated Statements of Cash Flows for the Years Ended December 31, 2025, 2024 and 2023 and Company’s Consolidated Statements of Changes in Equity for the Years Ended December 31, 2025, 2024 and 2023, in each case, attached to the Company’s Form 10-K filed with the U.S. Securities and Exchange Commission on February 25, 2026, (ii) Company’s Condensed Consolidated Balance Sheets, Company’s Condensed Consolidated Statements of Comprehensive Income, Company’s Condensed Consolidated Statements of Cash Flows and Company’s Condensed Consolidated Statements of Changes in Equity, in each case, attached to the Company’s Form 10-Q filed with the U.S. Securities and Exchange Commission on October 30, 2025 and (iii) most recent projections from management made available to us.

This statement may be signed in counterpart.

[Signature page follows]

DocuSigned by:	DocuSigned by:
/s/ John Cassaday	/s/ Alison Quirk
John Cassaday	Alison Quirk

Director	Director

Date: 3/26/2026	Date: 3/25/2026

Signed by:	DocuSigned by:
/s/ Leslie F. Seidman	/s/ Kalpana Desai
Leslie F. Seidman	Kalpana Desai

Director	Director

Date: 3/25/2026	Date: 3/25/2026

Signed by:	DocuSigned by:
/s/ Eugene Flood Jr.	/s/ Angela Seymour-Jackson
Eugene Flood Jr.	Angela Seymour-Jackson

Director	Director

Date: 3/26/2026	Date: 3/25/2026

DocuSigned by:	DocuSigned by:
/s/ Kevin Dolan	/s/ Anne Sheehan
Kevin Dolan	Anne Sheehan

Director	Director

Date: 3/26/2026	Date: 3/25/2026

[Signature Page to 127E(5) Certificate]

Annex D

JANUS HENDERSON GROUP PLC

COMPANY NUMBER: 101484

(the “Company”)

DIRECTORS’ CERTIFICATE OF SOLVENCY PURSUANT TO ARTICLE 127E(6) OF THE COMPANIES (JERSEY) LAW 1991, AS AMENDED (THE “LAW”)

Pursuant to Part 18B of the Law, on December 21, 2025, the board of directors of the Company approved the merger of the Company with Jupiter Merger Sub Limited, a limited company incorporated and existing under the laws of Jersey with company number 163377 (the “Merging Company”), whereby the Company will be the survivor body (as such term is defined in Article 127A of the Law) (the “Merged Body”) (the “Merger”). The Company entered into the Agreement and Plan of Merger, dated as of December 21, 2025, with Jupiter Company Limited, a company incorporated in Jersey (“Parent”), and the Merging Company, a wholly owned subsidiary of Parent (the “Original Merger Agreement”).

On March 11, 2026, notice of a meeting was given to shareholders of the Company as mentioned in Article 127E(1) of the Law to approve the Merger under Article 127F of the Law.

On March 24, 2026, the Company entered into an amendment to the Original Merger Agreement with Parent and the Merging Company (the “Amended Merger Agreement”), among other things, to increase the cash consideration to be paid by Parent for each ordinary share of the Company issued and outstanding immediately prior to the effective time of the Merger.

We, the proposed directors of the Merged Body from the date of the Merger HEREBY CERTIFY for the purposes of Article 127E(6) of the Law that we have reaffirmed the opinion, having regard to among other things, the prospects of the Merged Body, the proposals in the Amended Merger Agreement entered into pursuant to Article 127D of the Law, with respect to the management of the Merged Body’s business and the amount and character of the financial resources that will, in our view, be available to the Merged Body, that it will be able to continue to carry on business and discharge its liabilities as they fall due:

(i)	on and immediately after the completion of the Merger; and

(ii)	if later, until 12 months after the signing of this certificate.

[Signature page follows]

Signed by:
/s/ Ali Dibadj
Ali Dibadj

Director

Date: 3/25/2026

DocuSigned by:
/s/ Michelle Rosenberg
Michelle Rosenberg

Director

Date: 3/25/2026

Signed by:
/s/ Sukh Grewal
Sukh Grewal

Director

Date: 3/25/2026

[Signature Page to 127E(6) Certificate]